[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 10.75

COMMERCIAL MANUFACTURING AGREEMENT

InterMune, Inc., Pirfenidone Capsules

This Commercial Manufacturing Agreement (“Agreement”) is made as of this 10th day of September, 2009 (“Effective Date”), by and between InterMune, Inc., a Delaware corporation, with a place of business at 3280 Bayshore Blvd., Brisbane, CA 94005 (“Client”), and Catalent Pharma Solutions, LLC, a Delaware limited liability company with a place of business at 14 Schoolhouse Road, Somerset, New Jersey 08873 (“Catalent”).

RECITALS

A.      Client is a pharmaceutical company that develops, markets and sells pharmaceutical products, including the Product (as defined in this Agreement);

B.      Catalent provides contract pharmaceutical development, manufacturing, packaging and analytical services to the pharmaceutical industry;

C.      Client desires to engage Catalent to provide certain services to Client in connection with the processing of Client’s Product, and Catalent desires to provide such services, all pursuant to the terms and conditions set forth in this Agreement.

THEREFORE, in consideration of the mutual covenants, terms and conditions set forth below, the parties agree as follows:

ARTICLE 1

DEFINITIONS

The following terms have the following meanings in this Agreement:

1.1    “Acknowledgement” has the meaning set forth in Section 4.2.

1.2    “Affiliate(s)” means, with respect to Client or any third party, any corporation, firm, partnership or other entity that controls, is controlled by or is under common control with such entity; and with respect to Catalent, Catalent Pharma Solutions, Inc. (“CPS, Inc.”) and any corporation, firm, partnership or other entity controlled by CPS, Inc. For the purposes of this definition, “control” shall mean the ownership of greater than 50% of the voting share capital of an entity or any other comparable equity or ownership interest.

1.3    “Agreement” has the meaning set forth in the introductory paragraph, and includes all its Attachments and other appendices (all of which are incorporated herein by reference) and any written amendments to any of the foregoing executed by the parties herein and made as provided herein or therein.

1.4    “API” means the compound pirfenidone whose chemical composition is [ * ], as further described in the Specifications.

1.5    “Applicable Laws” means all laws, ordinances, rules and regulations of the Territory applicable to the Processing or any aspect thereof and the obligations of Catalent or Client, as the context requires, under this Agreement, as amended from time to time, including without

[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

limitation (A) all applicable federal, state and local laws and regulations of the United States, (B) the U.S. Federal Food, Drug and Cosmetic Act and (C) cGMP.

1.6    “Background Catalent IP” has the meaning set forth in Article 11.

1.7    “Background Client IP” has the meaning set forth in Article 11.

1.8    “Catalent Defective Processing” has the meaning set forth in Section 5.1.

1.9    “Catalent” has the meaning set forth in the introductory paragraph, or any successor or permitted assign. Catalent shall have the right to cause any of its Affiliates to perform any of its obligations hereunder with Client’s prior written approval not to be unreasonably withheld or delayed, and Client shall accept such performance as if it were performance by Catalent; provided, however that Catalent shall remain ultimately responsible for performance under this Agreement.

1.10    “Catalent Indemnitees” has the meaning set forth in Section 13.2.

1.11    “Catalent IP” has the meaning set forth in Article 11.

1.12    “cGMP” means current Good Manufacturing Practices promulgated by the Regulatory Authorities, including within the meaning of 21 C.F.R. Parts 210 and 211, as amended.

1.13    “Client” has the meaning set forth in the introductory paragraph, or any successor or permitted assign.

1.14    “Client Indemnitees” has the meaning set forth in Section 13.1.

1.15    “Client IP” has the meaning set forth in Article 11.

1.16    “Client-supplied Materials” means any materials to be supplied by or on behalf of Client to Catalent for Processing, as provided in Attachment B, including API.

1.17    “Commencement Date” means, with respect to a Product and subject to Regulatory Authority approval of Catalent as a manufacturer of the Product, the date projected by Client as Client’s expected date of Launch and to be set forth on Attachment C through an amendment to this Agreement by the parties when Client is able to provide such expected date of Launch.

1.18    “Commercial Requirements” means any and all Product intended for commercial sale or use, including but not limited to trade or physician samples.

1.19    “Confidential Information” has the meaning set forth in Section 10.2.

1.20    “Contract Year” means each consecutive 12 month period beginning on the Commencement Date or anniversary thereof, as applicable.

1.21    “Defective Product” has the meaning set forth in Section 5.1.

1.22    “Effective Date” has the meaning set forth in the introductory paragraph.

[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.23	“Facility” means Catalent’s facility located in Winchester, Kentucky or such other facility as agreed upon by the parties in writing.

1.24	“Firm Commitment” has the meaning set forth in Section 4.1.

1.25	“Invention” has the meaning set forth in Article 11.

1.26

“Launch” shall mean the first sale for end use or consumption of such Product (provided that such Product is one which has received Regulatory Approval from the applicable Regulatory Authority(ies) in the country) in a country within the Territory, excluding, however, any sale or other distribution for compassionate use, named patient use or for use in a clinical trial, for test marketing or for compassionate or similar use in a country.

1.27	“Losses” has the meaning set forth in Section 13.1.

1.28

“Process” or “Processing” means the compounding, filling or pressing, producing and bulk packaging (but not secondary or retail packaging) of the API and any other Client-supplied Materials as applicable and Raw Materials into Product, in accordance with the Specifications and under the terms of this Agreement and “Processed” has the meaning correlative to the foregoing.

1.29	“Processing Date” means the day on which Product is scheduled to be Processed by Catalent, as identified in an acceptance Acknowledgement in accordance with Section 4.2.

1.30	“Product” means the fully compounded bulk pharmaceutical product containing the API that has been Processed in accordance with the Specifications.

1.31	“Product Lot” means a defined quantity of Product that has been or is being Processed in accordance with the Specifications.

1.32	“Product Maintenance Services” has the meaning set forth in Section 2.4.

1.33	“Purchase Order” has the meaning set forth in Section 4.2.

1.34

“Quality Agreement” means the form of quality agreement attached hereto as Attachment D which governs the quality-related activities between the parties with respect to the Processing and Product under this Agreement.

1.35

“Raw Materials” means all raw materials, supplies, components and packaging necessary to manufacture and ship Product in accordance with the Specifications, as provided in Attachment B, but not including Client-supplied Materials.

1.36	“Recall” has the meaning set forth in Section 9.2.

1.37

“Regulatory Approval” means any approvals, permits, product and/or establishment licenses, registrations or authorizations, including but not limited to approvals pursuant to U.S. Investigational New Drug applications, New Drug Applications, Abbreviated New Drug Applications and European Medicines Agency (EMEA) Marketing Authorisation

[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Application, as applicable, of any Regulatory Authorities that are necessary or advisable in connection with the development, manufacture, testing, use, storage, exportation, importation, transport, promotion, marketing, distribution or sale of Product in the Territory.

1.38

“Regulatory Authority” means the international, federal, state or local governmental or regulatory bodies, agencies, departments, bureaus, courts or other entities in the Territory (including but not limited to the United States Food and Drug Administration and the European Medicines Agency (EMEA)) responsible for (A) the regulation (including pricing) of any aspect of pharmaceutical or medicinal products intended for human use or (B) health, safety or environmental matters generally.

1.39	“Rolling Forecast” has the meaning set forth in Section 4.1.

1.40

“Specifications” means the procedures, requirements, standards, quality control testing and other data and the scope of services as set forth in Attachment B, along with any valid amendments or modifications thereto, in accordance with Article 8.

1.41	“Supplier” has the meaning set forth in Section 3.2(B).

1.42	“Term” has the meaning set forth in Section 16.1.

1.43

“Territory” means the [ * ] existing during the term of this Agreement, as well as [ * ], and any other country that the parties agree in writing to add to this definition of Territory in an amendment to this Agreement.

1.44	“Unit Pricing” has the meaning set forth in Section 7.1(B).

1.45	“Validation Services” has the meaning set forth in Section 2.1.

ARTICLE 2

VALIDATION, PROCESSING & RELATED SERVICES

2.1    Validation Services. Prior to the execution of this Agreement by the parties, the parties entered into that certain Quotation entitled “Process Validation of Pirfenidone Manufacture Capsulation ([ * ]) dated July 28, 2009, a copy of which is attached hereto as Attachment A (the “Validation Services Quotation”), whereby Catalent shall perform for Client the qualification and Process validation services set forth therein (the “Validation Services”). The parties acknowledge and agree that pursuant to the terms of the Validation Services Quotation, upon execution of this Agreement, Catalent shall manufacture the fully compounded bulk pharmaceutical product containing API in accordance with the terms and conditions set forth in the Validation Services Quotation. The parties hereby agree that upon completion of the manufacture of the [ * ] batches of such product referred to as “Campaign I” in the Validation Services Quotation by Catalent, release of such batches by Catalent, final release of such batches by Client, and completion of all the other services all as set forth in the Validation Services Quotation, such batches shall be referred to herein as “Commercial Validation Batches” and the products within such batches shall be deemed “Products” for purposes of this Agreement and shall be available for Catalent’s fulfillment of Client’s Purchase Orders under Article 4 of this Agreement. For purposes of clarity, all the activities set forth in the Validation Services

[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Quotation shall be governed by the existing terms and conditions thereunder and this Agreement shall have no legal effect thereon; provided, however that when the products within the Commercial Validation Batches become Products for purposes of this Agreement, this Agreement shall then govern.

2.2    Supply and Purchase of Product; Exclusivity. Catalent shall Process Product in accordance with the Specifications, the Applicable Laws and the terms and conditions of this Agreement. Client and its Affiliates shall purchase from Catalent, and Catalent will be the supplier to Client and its Affiliates for, Client’s and its Affiliates’ requirements of Product in the Territory as detailed in the applicable Purchase Order submitted by Client for the Firm Commitment and for which Catalent has issued an acceptance Acknowledgement, all in accordance with Article 4 of this Agreement. For the first three (3) Contract Years of this Agreement, Client and its Affiliates shall exclusively purchase from Catalent 100% of its Commercial Requirements for the Product in the Territory and Catalent shall exclusively Process and supply Products to Client and its Affiliates. For the two (2) Contract Years following thereafter, Client and its Affiliates shall exclusively purchase from Catalent and Catalent shall exclusively Process and supply to Client and its Affiliates at minimum 50% of Client’s Commercial Requirements for the Product in the United States and the parties agree that the purchase and supply arrangement for the Product for Client’s Commercial Requirements in all the other geographical areas within the Territory shall be non-exclusive. For each Contract Year thereafter, the purchase and supply arrangement for the Product for commercialization in all areas within the Territory shall be non-exclusive. Notwithstanding anything to the contrary contained herein, nothing contained in this Agreement shall be deemed to limit Client’s right at any time to qualify a second source supplier for the Product at Client’s sole cost. In the event at any time that Catalent is unable to meet Client’s commercial requirements for the Product (per the Firm Commitment) on a timely basis under this Agreement, in addition to any other remedies available to Client under this Agreement, Client shall have the right (but not the obligation) to purchase the Product from such second source supplier in order to mitigate the interruption in Product supply for any quantity of Product which Catalent is unable to supply and only for the period of that shortfall in supply. In addition, in the event Client, in accordance with the requirements specified in Section 4.2(A), requests quantities of Product in excess of the quantities specified in the Firm Commitment and Catalent is unable to accommodate Client’s request after using commercially reasonable efforts under Section 4.2(C), Client shall have the right (but not the obligation) to purchase such excess quantities of Product from its second source supplier up to the net difference between the quantity of excess Product that Catalent can accommodate and [ * ]% of the quantities specified in the Firm Commitment. For example, where the Firm Commitment is for [ * ] ([ * ]) lots and Client requests an increase to [ * ] ([ * ]) lots (a [ * ]% increase) in accordance with the request requirements specified in Section 4.2(A), if Catalent, after using commercially reasonable efforts to accommodate this request, can only accommodate [ * ] ([ * ]) lots (a [ * ]% increase), Client cannot use this Section 2.2 as a means to purchase the additional quantities from its second source supplier.

2.3.    Commercial Validation Batches. With respect to the Products from the Commercial Validation Batches (as defined in Section 2.1 above), where reasonably possible, Catalent shall use such Products to fulfill Client’s Purchase Orders submitted under this Agreement; provided however that notwithstanding anything to the contrary contained in this Agreement, such Products from the Commercial Validation Batches shall be deemed fully paid for by Client under

[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the Validation Services Quotation and no further payment shall be due and owing by Client for the supply of such Products by Catalent to Client under this Agreement.

2.4    Product Maintenance Services. Client will receive the following product maintenance services (the “Product Maintenance Services”): one dedicated project manager at Winchester to coordinate and expedite all shipments in lieu of Client; [ * ] (as further described in the Quality Terms); regulatory audits (as further described in the Quality Terms); one annual Product review (within the meaning of 21 CFR § 211.180); Product document and sample storage relating to cGMP requirements (including without limitation storage of reference materials for assays); access to document library over and above the Quality Terms, including additional copies of Product Lot paperwork or other Product Lot documentation; assistance in preparing Regulatory Approvals; annual Raw Materials vendor re-qualification; maintenance, updates and storage of master batch records and audit reports; bulk stability ([ * ] months, warehouse conditions); and replacement product-dedicated fluid bed filter bags and HPLC columns, as applicable (including but not limited to ensuring the inventory of an adequate stock of replacement parts for instruments and equipment required in order to perform the Processing). For avoidance of doubt, the following services and items are not included in Product Maintenance Services: technology transfer; analytical work; stability, other than the bulk stability described above; and any process changes specifically requested by Client.

2.5    Other Related Services. Catalent shall provide such Product-related services, other than Validation Services, Processing or Product Maintenance Services, as agreed to in writing by the parties from time to time. Such writing shall include the scope and fees for any such services and specify whether the terms and conditions of this Agreement shall govern and apply to such services.

2.6    Ad Hoc Orders of Clinical Supply. With respect to clinical supply of product containing the API, the parties acknowledge that prior to the Effective Date, Client has been purchasing from Catalent and Catalent has been supplying to Client on an ad hoc basis via individual quotations and purchase orders certain quantities of such product for clinical purposes. The parties hereby agree that Client shall continue to purchase such clinical supply and Catalent will continue to supply to Client such clinical materials through the same mechanism of ad hoc quotations provided by Catalent (with previously negotiated terms and conditions attached or referenced therein) and written purchase orders that may be submitted from time to time by Client to Catalent for such clinical purposes. The supply of and pricing for such materials shall be consistent with the supply and pricing practices Catalent has imposed upon Client in the past with respect to such materials and shall be at all times reasonable.

ARTICLE 3

MATERIALS

3.1    API.

A.      At Client’s sole cost and risk subject to the terms and conditions of this Agreement (including but not limited to Catalent’s liability for claims for lost, damaged or destroyed API or other Client-Supplied Materials set forth herein), Client shall supply to Catalent for Processing, API, applicable reference standards and any other Client-supplied Materials, in quantities sufficient to meet Client’s requirements for Product, as set forth in Article 4. Client

[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

shall deliver such items, together with associated certificates of analysis, to the Facility no later than [ * ] days before, but not earlier than [ * ] days before, the Processing Date upon which such items will be used by Catalent. Client shall be responsible at its expense for [ * ]. Catalent shall use such items solely and exclusively for Processing. Prior to delivery of any such items, Client shall provide to Catalent a copy of all associated material safety data sheets, certificates of analyses, safe handling instructions and health and environmental information, and shall promptly provide any updates or revisions thereto. After each Processing campaign, Catalent shall inform Client what quantity of Client-supplied Materials remains in Catalent’s possession for use in the next Processing campaign.

B.      Within [ * ] days of receipt of API or any other Client-supplied Materials by Catalent, Catalent shall inspect such items to verify their identity. Unless otherwise expressly required by the Specifications, Catalent shall have no obligation to test such items to confirm that they meet the associated specifications or certificate of analysis or otherwise; but in the event that Catalent detects a nonconformity with Specifications, Catalent shall give Client prompt oral and written notice of such nonconformity. Catalent shall not be liable for any defects in API or any other Client-supplied Materials, or in Product as a result of defective API or any other Client-supplied Materials unless such defect is caused by Catalent or Catalent failed to properly perform the foregoing obligations. Catalent shall follow Client’s reasonable written instructions in respect of return or disposal of defective API or any other Client-supplied Materials, at Client’s sole cost and risk.

C.      Client shall retain title to API and any other Client-supplied Materials at all times and shall bear the risk of loss thereof subject to the terms and conditions of this Agreement.

3.2      Raw Materials.

A.      Catalent shall be responsible for procuring, inspecting and releasing adequate Raw Materials as necessary to meet the Firm Commitment, unless otherwise agreed to by the parties in writing. Unless a particular Raw Material can be replaced with the same raw material from another supplier, Catalent shall not be liable for any delay in delivery of Product if (i) Catalent is unable to obtain, in a timely manner, a particular Raw Material necessary for Processing and; (ii) Catalent placed orders for such Raw Materials promptly following receipt of Client’s Firm Commitment; and (iii) with respect to obtaining such Raw Materials necessary for Processing, Catalent’s planning therefore was commercially reasonable and in accordance with industry standards based on Client’s Rolling Forecast and Firm Commitment. In the event that any Raw Material becomes subject to purchase lead time beyond the Firm Commitment time frame through no fault of either party, Catalent will notify Client in writing, [ * ], the parties will negotiate in good faith an appropriate amendment to this Agreement.

B.      In certain instances, Client may require a specific supplier, manufacturer or vendor (“Supplier”) to be used for Raw Material. In such an event, (i) such Supplier will be identified in the Specifications, (ii) Client shall be responsible for the timeliness, quantity and quality of supply of Raw Materials from such Supplier so long as any delay in the delivery of Product to Client does not arise from Catalent’s failure to performs its obligations set forth in Section 3.2.A. above, (iii) Catalent shall not be liable for any defects in Raw Materials from such Supplier, or in Product as a result of such defective Raw Materials, unless such defect is caused by Catalent or Catalent failed to properly perform any testing required by the Specifications, and

[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(iv) the Raw Materials from such Supplier shall be deemed, for purposes of liability hereunder, Client-supplied Materials unless otherwise expressly specified in this Agreement. If the cost of the Raw Material from any such Supplier is greater than Catalent’s costs for the same raw material of equal quantity and quality from other suppliers, [ * ]. Client will be responsible for [ * ].

3.3    Reimbursement for Materials. In the event of (A) a Specification change for any reason, (B) obsolescence of any Raw Material or (C) further to Section 16.3(C), termination or expiration of this Agreement, [ * ] shall bear the cost of any unused Raw Materials (including packaging), so long as [ * ].

ARTICLE 4

PURCHASE ORDERS & FORECASTS

4.1    Forecast. On or before the [ * ] ([ * ]) day of each calendar month, at minimum beginning approximately [ * ] ([ * ]) months prior to the Commencement Date, and continuing for [ * ] ([ * ]) months following Launch, Client shall furnish to Catalent on a [ * ] basis a written [ * ] ([ * ]) month rolling forecast of the quantities of Product that Client intends to order from Catalent (“Rolling Forecast”); provided however that beginning on the [ * ] following [ * ] ([ * ]) months post-Launch, Client shall furnish the Rolling Forecasts on a [ * ] basis. The Rolling Forecast (subject to Client’s right to adjust the quantities of Product forecasted upward or downward by [ * ] ([ * ]) Product lots with respect to the last [ * ] ([ * ]) months of the Rolling Forecast) shall constitute a binding order for the quantities of Product specified therein (“Firm Commitment”). Prior to the time when Client is obligated to deliver the first official Rolling Forecast pursuant to this Section 4.1, Client may deliver to Catalent from time to time and solely for informational purposes non-binding preliminary [ * ] ([ * ]) month forecasts for the Product (“Preliminary Forecast”). Upon receipt of a Preliminary Forecast, Catalent shall promptly notify Client whether Catalent is able to meet Client’s requirements for Products forecasted in such Preliminary Forecast. For any Preliminary Forecast which Catalent has indicated that it is able to meet Client’s Product requirements forecasted therein, Client shall have the right to designate such Preliminary Forecast as the official initial Rolling Forecast for purposes of this Agreement.

4.2    Purchase Orders.

A.      From time to time as provided in this Section 4.2(A), Client shall submit to Catalent a binding, non-cancelable purchase order for Product specifying the number of Product Lots to be Processed, the Product Lot size (to the extent the Specifications permit Product Lots of different sizes) and the requested delivery date for each Product Lot (“Purchase Order”); provided, that no Purchase Order may be for less than [ * ] ([ * ]) Product Lots. Concurrently with the submission of each Rolling Forecast, Client shall submit a Purchase Order for the Firm Commitment. Purchase Orders for quantities of Product in excess of the Firm Commitment shall be submitted by Client at least [ * ] days in advance of the delivery date requested in the Purchase Order.

B.      Within [ * ] days following receipt of a Purchase Order, Catalent shall issue a written acknowledgement specifying whether it accepts or rejects such Purchase Order (“Acknowledgement”); provided, however that Catalent shall accept such Purchase Order so

[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

long as such Purchase Order issued is consistent with the Firm Commitment and given in accordance with this Agreement. Each acceptance Acknowledgement shall either confirm the delivery date set forth in the Purchase Order or set forth a reasonable alternative delivery date close in proximity (i.e., within no more than [ * ] ([ * ]) days from the delivery date set forth in the Purchase Order issued by Client), and shall include the Processing Date. Catalent may reject Purchase Orders in excess of the Firm Commitment or otherwise not given in accordance with this Agreement.

C.      In the event Client requests in writing quantities of Product in excess of the quantities specified in the Firm Commitment, notwithstanding Section 4.2(B), Catalent shall use commercially reasonable efforts to supply Client with quantities of Product which are up to [ * ]% in excess of the quantities specified in the Firm Commitment, subject to Catalent’s other supply commitments and manufacturing, packaging and equipment capacity; provided, that Catalent’s failure to supply Client with quantities in excess of the quantities specified in the Firm Commitment after using commercially reasonable efforts shall not constitute a breach of this Agreement by Catalent. In the event Catalent is able to accommodate requests from Client for excess quantities of Product, Catalent shall notify Client and Client shall issue a Purchase Order (or amend an existing Purchase Order) for such excess quantities and Catalent shall accept such Purchase Order and supply to Client such excess quantities of Product.

D.      In the event of a conflict between the terms of any Purchase Order or Acknowledgement and this Agreement, the terms of this Agreement shall control.

4.3    Catalent’s Cancellation of Purchase Orders. Notwithstanding Section 4.4, if Client refuses or fails to timely supply conforming API or any other Client-supplied Materials in accordance with Section 3.1, Catalent reserves the right to cancel all, or any part of, a Purchase Order upon written notice to Client, and Catalent shall have no further obligations or liability with respect to such Purchase Order. Any such cancellation of Purchase Orders shall not constitute a breach of this Agreement by Catalent.

4.4    Client’s Modification or Cancellation of Purchase Orders.

A.      Client may modify the delivery date or quantity of Product in a Purchase Order only by submitting a written change order to Catalent at least [ * ] days in advance of the earliest Processing date covered by such change order. Such change order shall be effective and binding against Catalent only upon the written approval of Catalent, not be unreasonably withheld or delayed, and notwithstanding the foregoing, Client shall remain responsible for the Firm Commitment.

B.      If Client fails to place Purchase Orders sufficient to satisfy the Firm Commitment, Client shall, within [ * ] days of receipt of invoice, pay to Catalent the Unit Pricing for all Units that would have been Processed if Client has placed Purchase Orders sufficient to satisfy the Firm Commitment.

4.5    Unplanned Delay or Elimination of Processing. Subject to the terms and conditions of this Agreement (including without limitation Sections 4.3 and 18.12), Catalent shall meet the Purchase Orders it has accepted. Catalent shall provide Client with as much advance notice as

[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

possible (and will provide at least [ * ] days’ advance notice where possible) if Catalent determines that any Processing will be delayed or eliminated for any reason.

4.6    Observation of Processing. In addition to Client’s audit rights pursuant to the Quality Agreement, and upon at least [ * ] ([ * ]) days prior notice, subject to approval of the visit by Catalent, whose approval will not be unreasonably withheld, Client may send up to [ * ] ([ * ]) representatives to the Facility to observe Processing. Such observance of Processing shall be limited to that number of days as is reasonably necessary for Client to monitor the efficiency and effectiveness of the Process (e.g., in terms of meeting Specifications, complying with timelines and optimizing Product yield) and to determine whether modifications or improvements to the Process may be warranted. Client and Catalent shall cooperate with one another in good faith to ensure that such Process observation by Client representatives shall not interfere with Catalent’s day to day operations. Such representatives shall abide by all Catalent safety rules and other applicable employee policies and procedures, and Client shall be responsible for such compliance. Client shall indemnify and hold harmless Catalent for any action, omission or other activity of such representatives while on Catalent’s premises except for those actions, omission or other activity of such representative mandated by Catalent personnel or its safety rules and employee policies and procedures. Catalent reserves the right to require such representatives to enter into separate confidentiality agreements directly with Catalent in such persons’ individual capacities on terms substantially similar to those set forth in Article 10. Should the number of calendar man-days per Contract Year exceed [ * ] ([ * ]) days, additional fees, as indicated on Attachment C, may be assessed.

4.7    Certified Annual Statement. [ * ] shall provide to [ * ] on [ * ] basis a certified statement (i.e., a statement signed by an authorized personnel of [ * ]) that sets forth [ * ]. Such statement shall include: [ * ] and such other information [ * ] as may be reasonably requested by [ * ] and [ * ].

4.8    Meeting of Project Managers. Client and Catalent shall each appoint one or more representatives who will act as project managers (“Project Managers”) and who will each have appropriate project management, technical and quality assurance credentials, experience and knowledge and who will maintain ongoing familiarity with the Product Processing, order and supply activities under this Agreement. The Project Managers will hold regular meetings or telephone conferences to be scheduled at mutually convenient times in order to oversee and facilitate the Product Processing, order and supply activities under this Agreement. Either party may request a meeting or telephone conference of the Project Managers at any time and the other party will cooperate in good faith in scheduling such a meeting and telephone conference and attending such meeting or teleconference. Each party shall be responsible for its own cost and expense in having its Project Manager(s) attend any such meeting or telephone conference.

ARTICLE 5

DEFECTIVE PRODUCT

5.1    Discrepant Results. As more specifically addressed in the Quality Agreement, in the event of a disagreement between the parties regarding whether a Product is non-conforming due to a failure to meet to Specifications or cGMP (“Defective Product”) and/or whether the cause of the nonconformity is attributable to Catalent (“Catalent Defective Processing”), which disagreement cannot be resolved by the parties, the parties shall cause a mutually agreeable

[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

independent third party to review records, test data and to perform comparative tests and/or analyses on samples of the alleged Defective Product and its components, including API and other Client-supplied Materials. The independent party’s results as to whether or not Product is in fact Defective Product and the cause of any nonconformity shall be final and binding. Unless otherwise agreed to by the parties in writing, the costs associated with such testing and review shall be borne by [ * ], and by [ * ]. For avoidance of doubt, where the cause of nonconformity cannot be determined or assigned, [ * ]; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, where nonconformity cannot be determined or assigned, [ * ] and [ * ].

5.2    Defective Processing. In the event of Catalent Defective Processing of any Product Lot, Catalent shall promptly reimburse Client for [ * ], subject to [ * ]. Subject to [ * ], Catalent will, at Client’s option, [ * ].

5.3    Supply of Material for Defective Product. In the event Catalent replaces Defective Product pursuant to Section 5.2, Client shall supply, at its cost ([ * ]), Catalent with sufficient quantities of API and other Client-supplied Materials in order for Catalent to make such replacement.

ARTICLE 6

DELIVERY

6.1    Delivery. Catalent shall tender Product for delivery Ex Works (Incoterms 2000) the Facility promptly following Catalent’s release of Product. Catalent shall segregate and store all Product until tender of delivery. [ * ].

6.2    Failure to Take Delivery. If Client fails to take delivery of any Product on any scheduled delivery date, Catalent shall store such Product as Client’s agent, and Client shall be invoiced on the first day of each month following such scheduled delivery for reasonable administration and storage costs. For each such Product Lot of stored Product, Client agrees that: (A) Client has made a fixed commitment to purchase such Product, (B) title and risk of loss for such Product passes to Client, (C) such Product shall be on a bill and hold basis for legitimate business purposes, (D) if no delivery date is determined at the time of billing, Catalent shall have the right to ship such Product to Client within [ * ] months after billing, and (E) Client will be responsible for any decrease in market value of such Product that relates to factors and circumstances outside of Catalent’s control. Within [ * ] days following a written request from Catalent, Client shall provide Catalent with a letter confirming items (A) through (E) of this Section for each Product Lot of stored Product.

ARTICLE 7

PAYMENTS

7.1    Fees. In consideration for Catalent performing services hereunder:

(A)      With respect to the Validation Services, Client shall pay to Catalent the fees for Validation Services in accordance with the Validation Services Quotation attached hereto as Attachment A.

[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(B)      Client shall pay Catalent the unit pricing for Product set forth on Attachment C (“Unit Pricing”). Such fees shall be paid within [ * ] days following invoice, which invoice shall be submitted to Client by Catalent upon tender of delivery of Product as provided in Section 6.1. For purposes of clarity, Client shall pay Catalent for any Product that was a part of the Commercial Validation Batches defined in Section 2.1 hereof in accordance with the terms and conditions set forth in the Validation Services Quotation and accordingly, such Product shall be deemed fully paid for by Client and the unit pricing shall not be applicable to such Product for purposes of this Agreement.

(C)      Client shall pay Catalent the [ * ] fees for Product Maintenance Services set forth on Attachment C, if any. Such fees shall be paid within [ * ] days following invoice, which invoice shall be submitted to Client by Catalent upon the Effective Date and upon each anniversary of the Effective Date during the Term.

(D)      Other Fees. Client shall pay Catalent for all other fees and expenses of Catalent owing in accordance with the terms of this Agreement, including pursuant to Sections 2.5, 4.1, 6.2 and 16.3. Such fees and expenses shall be paid within [ * ] days following invoice, which invoice shall be submitted to Client by Catalent as and when appropriate.

7.2    Unit Pricing Increase. Beginning on [ * ], and continuing on [ * ], Catalent may increase the Unit Pricing for the Product by an amount [ * ]; provided, however, that (i) Client shall receive not less than [ * ] days’ prior written notice of such Unit Pricing increase; (ii) such Unit Pricing increase shall occur no more frequently than [ * ]; and (iii) in the event that the Unit Pricing Increase is such that it causes Catalent to increase the Unit Pricing by more than [ * ] percent ([ * ]%) of the then existing Unit Pricing, the parties agree to renegotiate in good faith appropriate commercial terms contained in this Agreement in order to help alleviate the burden to Customer due to such Unit Pricing increase (including, but not limited to allowing Client to adjust its Rolling Forecast and Firm Commitment by up to [ * ]%).

7.3    Payment Terms. Client shall make payment in U.S. dollars, and otherwise as directed in the applicable invoice; provided, however that in the event Client disputes any invoice in good faith, Client shall promptly notify Catalent in writing and the parties shall in good faith work together to resolve such dispute within [ * ] days of such written notification by Client and any obligation upon Client to pay any such invoice in dispute shall be suspended until the earlier of the expiration of the aforementioned [ * ] day period and resolution of the parties of the dispute. In the event payment is not received by Catalent on or before the [ * ] day after the date of the invoice (except in the case of a disputed invoice), then Catalent may, in addition to any other remedies available at equity or in law, at its option, elect to do any one or more of the following: (A) charge interest on the outstanding sum from the due date (both before and after any judgment) at [ * ]% per month until paid in full (or, if less, the maximum amount permitted by Applicable Laws); (B) suspend any further performance hereunder until such invoice is paid in full; and/or (C) terminate this Agreement pursuant to Section 16.2(B).

7.4    Taxes. All taxes, duties and other amounts assessed (excluding tax based on net income and franchise taxes) on services, components, API or Product prior to or upon provision or sale to Catalent or Client, as the case may be, and on any other Client-supplied Materials, are the responsibility of [ * ], and [ * ] shall reimburse [ * ] for all such taxes, duties or other expenses paid by [ * ] or such sums will [ * ], where applicable].

[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.5    Client and Third Party Expenses. Except as may be expressly covered by Product Maintenance Service fees set forth in Section 7.1.C above, Client shall be responsible for [ * ]% of its own and all third-party expenses associated with the development, Regulatory Approvals and commercialization of Product, including regulatory filings and post-approval marketing studies.

ARTICLE 8

CHANGES TO SPECIFICATIONS

All Specifications and any changes thereto agreed to by the parties from time to time shall be in writing, dated and signed by the parties. Any change to the Process shall be deemed a Specification change. No change in the Specifications shall be implemented by Catalent, whether requested by Client or requested or required by any Regulatory Authority, until the parties have agreed in writing to such change, the implementation date of such change, and any increase or decrease in costs, expenses or fees associated with such change (including any change to Unit Pricing). Catalent shall respond promptly to any request made by Client for a change in the Specifications, and both parties shall use commercially reasonable, good faith efforts to agree to the terms of such change in a timely manner. As soon as possible after a request is made for any change in Specifications, Catalent shall notify Client of the costs associated with such change and shall provide such supporting documentation as Client may reasonably require. [ * ]. If there is a conflict between the terms of this Agreement and the terms of the Specifications, this Agreement shall control. Catalent reserves the right to postpone effecting changes to the Specifications until such time as the parties agree to and execute the required written amendment. In the event the parties are unable to agree upon the terms and conditions of such written amendment, in addition to the termination rights set forth in Article 16, Client shall have the right to terminate this Agreement with [ * ] months written notice to Catalent.

ARTICLE 9

REGULATORY MATTERS; RECALL

9.1    Regulatory Compliance. Client shall be solely responsible for obtaining all Regulatory Approvals, including any applications and amendments in connection therewith. Catalent will be responsible to maintain all permits and licenses required by any Regulatory Authority with respect to the Facility generally. During the Term, Catalent will assist Client with all regulatory matters relating to Processing, at Client’s request and at Client’s expense. Each party intends and commits to cooperate to satisfy all Applicable Laws relating to Processing.

9.2    Recall. In the event Catalent believes a recall, field alert, Product withdrawal or field correction (“Recall”) may be necessary with respect to any Product provided under this Agreement, Catalent shall immediately notify Client in writing. Catalent will not act to initiate a Recall without the express prior written approval of Client, unless otherwise required by Applicable Laws. In the event Client believes a Recall may be necessary with respect to any Product provided under this Agreement, Client shall immediately notify Catalent in writing and Catalent shall provide all necessary cooperation and assistance to Client. The cost of any Recall shall be borne by [ * ] and [ * ] shall [ * ] for expenses incurred with any Recall, in each case unless such Recall is [ * ]. For purposes hereof, subject also to [ * ], such cost shall be limited to [ * ], in accordance with [ * ].

[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.7    Quality Agreement. Contemporaneously or simultaneously with the execution of this Agreement, the parties shall execute the Quality Agreement. The Quality Agreement shall in no way determine liability or financial responsibility of the parties for the responsibilities set forth therein. In the event of a conflict between any of the provisions of this Agreement and the Quality Agreement with respect to quality-related activities, including compliance with cGMP, the provisions of the Quality Agreement shall govern. In the event of a conflict between any of the provisions of this Agreement and the Quality Agreement with respect to any commercial matters, including allocation of risk, liability and financial responsibility, the provisions of this Agreement shall govern. The form of Quality Agreement may be amended from time to time by the parties only through a written amendment of this Agreement executed by both parties hereto.

ARTICLE 10

CONFIDENTIALITY AND NON-USE

10.1    Mutual Obligation. Catalent and Client each agrees that it will not use the other party’s Confidential Information except in connection with the performance of its obligations hereunder and will not disclose the other party’s Confidential Information to any third party without the prior written consent of the other party, except as required by law, regulation or court or administrative order; provided, that prior to making any such legally required disclosure, the party making such disclosure shall give the other party as much prior notice of the requirement for and contents of such disclosure as is practicable under the circumstances in order for the other party to seek the appropriate protective orders or other remedies to resist or limit disclosure requirements or legal process. Notwithstanding the foregoing, each party may disclose the other party’s Confidential Information to any of its Affiliates that (A) need to know such Confidential Information for the sole purpose of performing under this Agreement, (B) are advised of the contents of this Article and (C) agree to be bound by the terms of this Article.

10.2    Definition. As used in this Agreement, the term “Confidential Information” includes all such information furnished by Catalent or Client, or any of their respective representatives or Affiliates, to the other party or its representatives or Affiliates, furnished on or after the Effective Date hereof and furnished in any form, including written, verbal, visual, electronic or in any other media or manner. Confidential Information includes all proprietary technologies, know-how, trade secrets, discoveries, inventions and any other intellectual property (whether or not patented), analyses, compilations, business or technical information and other materials prepared by either party, or any of their respective representatives or Affiliates, containing or based in whole or in part on any such information furnished by the other party or its representatives or Affiliates. Confidential Information also includes the existence of this Agreement and its terms, subject to Section 10.4 hereof.

10.3    Exclusions. Notwithstanding Section 10.2, Confidential Information does not include information that (A) is or becomes generally available to the public or within the industry to which such information relates other than as a result of a breach of this Agreement, (B) is already known by the receiving party at the time of disclosure as sufficiently evidenced by the receiving party’s written records, (C) becomes available to the receiving party on a non-confidential basis from a source that is entitled to disclose it on a non-confidential basis without breach of any obligation owed to the other party or (D) was or is independently developed by or for the receiving party without reference to the Confidential Information of the other party as sufficiently evidenced by the receiving party’s written records.

[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.4    Publicity. Neither party will make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby without the other party’s express prior written consent, except as required under Applicable Laws, by any governmental agency or by the rules of any stock exchange on which the securities of the disclosing party are listed, in which case the party required to make the press release or public disclosure shall use commercially reasonable efforts to consult with the other party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure. In addition, Client may disclose to its legal and financial advisors and any of its partners or collaborators (or any potential partners or collaborators with which Client is actively engaging in negotiations) for the development and commercialization of the Product the existence of, and terms and conditions contained in, this Agreement provided that each such parties are advised of the contents of this Article and agree to be bound by terms of this Article. In the event any potential partner or collaborator of Client desire to perform a site audit of Catalent, such potential partner or collaborator shall first negotiate and execute a confidentiality agreement directly with Catalent, or if more appropriate, the parties shall first negotiate and execute a three-way confidentiality agreement with such potential partner or collaborator.

10.5    No Implied License. Except as expressly set forth in this Agreement, the receiving party will obtain no right of any kind or license under any Confidential Information of the disclosing party, including any patent application or patent, by reason of this Agreement. All Confidential Information will remain the sole property of the party disclosing such information or data, subject to Article 11.

10.6    Return of Confidential Information. Upon expiration or termination of this Agreement, the party receiving Confidential Information will cease its use and, upon request, within [ * ] days either return or destroy (and certify as to such destruction) all Confidential Information of the other party, including any copies thereof, except for a single copy thereof which may be retained for the sole purpose of determining the scope of the obligations incurred under this Agreement.

10.7    Survival. The obligations of this Article will terminate [ * ] years from the expiration or termination of this Agreement, except with respect to trade secrets, for which the obligations of this Article will continue for so long as such information remains a trade secret under applicable law.

10.8    Injunctive Relief. Each party acknowledges and agrees that the other party may be irreparably injured by a breach of this Article 10 by such party and that monetary remedies may be inadequate to protect the other party against any actual or threatened breach of this Article 10 of such party. Accordingly, each party agrees that the other party shall be entitled to seek an injunction or injunctions (without the proof of actual damages) to prevent breaches or threatened breaches of this Article 10 and/or to compel specific performance of this Article 10, and that such party shall not oppose the granting of such relief. Such remedies shall not be deemed to be the exclusive remedy for actual or threatened breaches of this Article 10 but shall be in addition to all other remedies available at law or in equity.

[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 11

INTELLECTUAL PROPERTY

For purposes hereof, “Background Client IP” means all intellectual property and embodiments thereof owned by or licensed to Client as of the date hereof or developed, conceived, or reduced to practice by Client other than in connection with this Agreement. “Background Catalent IP” means all intellectual property and embodiments thereof owned by or licensed to Catalent as of the date hereof or developed, conceived, or reduced to practice by Catalent other than in connection with this Agreement. Client and Catalent acknowledge and agree that as of the Effective Date, [ * ] will be used or is necessary to be used by Catalent in connection with Catalent’s performance under this Agreement given the Process and the Specifications as they exist as of the Effective Date. As used herein, “IP” means any and all inventions, improvements, information and know-how, including without limitation those related to processes, compositions of matter and methods of use, developed, conceived or reduced to practice by or on behalf of either party individually or jointly, arising out of the performance of this Agreement, whether protectable by patent or as a trade secret, and all intellectual property rights therein and thereto. Determination of whether an invention was developed, conceived or reduced to practice by one party or jointly by the parties shall be made in accordance with the principles of inventorship under the United States patent laws.

[ * ] which is related to Background Client IP or Client Confidential Information [ * ] (“Client IP”). Catalent shall have a license to Background Client IP and Client Confidential Information to the extent necessary to perform its obligations under this Agreement. Catalent agrees to assign, and shall automatically be deemed to have assigned, Catalent’s entire right, title and interest in and to all Client IP to Client. Upon request by Client, and without additional consideration, Catalent agrees to promptly execute documents, testify and take such other acts at Client’s expense as Client may deem necessary or desirable to procure, maintain, perfect, and enforce the full benefits, enjoyment, rights, title and interest of the Client IP on a worldwide basis, and to render all necessary or reasonably requested assistance in making application for and obtaining original, divisional, renewal, or reissued utility and design patents, copyrights, mask works, trademarks, trade secrets, and all other technology and intellectual property rights throughout the world related to any of the Client IP, in Client’s name and for its benefit. Catalent shall promptly provide Client with a copy of any formal invention disclosure document that relates to the IP. Client IP shall be deemed to be Confidential Information of Client under this Agreement.

Catalent shall own all IP developed, conceived or reduced to practice by Catalent or its Affiliates in the performance of this Agreement which is not Client IP and which is related to Background Catalent IP, Catalent Confidential Information, or [ * ] without the disclosure of any Confidential Information of Client (“Catalent IP”); provided, however, that under no circumstances shall Catalent, without Client’s prior written consent, incorporate or use Catalent IP or Background Catalent IP in the performance of this Agreement hereunder and that in the event such Catalent IP or Background Catalent IP is used or incorporated without Client’s prior written consent such that Client would require a license under such Catalent IP or Background Catalent IP to manufacture on its own or through a third party the API and/or Product for Client’s use or sale, Catalent shall be deemed to have hereby granted to Client a royalty-free, fully paid-up, non-exclusive, perpetual, irrevocable, sublicenseable license to exploit such Catalent IP or such Background Catalent IP, as applicable, to manufacture API and/or Product or any improvement

[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

thereto. [ * ] hereby grants, and automatically will be deemed to have granted, to [ * ] a [ * ] to [ * ]. To the extent Client acquires any right, title or interest in and to any Catalent IP by virtue of this Agreement or by operation of law (with the exception of the licenses granted by Catalent to Client hereunder), Client agrees to assign, and shall automatically be deemed to have assigned, such right, title and interest in and to such Catalent IP to Catalent. Upon request by Catalent, and without additional consideration, Client agrees to promptly execute documents, testify and take such other acts at Catalent’s expense as Catalent may deem necessary or desirable to procure, maintain, perfect, and enforce the full benefits, enjoyment, rights, title and interest of the Catalent IP on a worldwide basis, and to render all necessary or reasonably requested assistance in making application for and obtaining original, divisional, renewal, or reissued utility and design patents, copyrights, mask works, trademarks, trade secrets, and all other technology and intellectual property rights throughout the world related to any of the Catalent IP, in Catalent’s name and for its benefit. Catalent IP shall be deemed to be Confidential Information of Catalent under this Agreement.

[ * ]

ARTICLE 12

REPRESENTATIONS AND WARRANTIES

12.1    Catalent. Catalent represents, warrants and undertakes to Client that

A.      at the time of delivery by Catalent as provided in Section 6.1, Product shall have been Processed in accordance with Applicable Laws and in conformance with the Specifications and shall not be adulterated, misbranded or mislabeled within the meaning of Applicable Laws; provided, that Catalent shall not be liable for defects primarily attributable to API or other Client-supplied Materials (including artwork, packaging and labeling); and

B.      to the best of Catalent’s knowledge, the work to be performed by Catalent under this Agreement will not violate or infringe upon any trademark, tradename, copyright, patent, trade secret, or other intellectual property or other right held by any person or entity.

12.2	Client. Client represents, warrants and undertakes to Catalent that:

A.      the API and all other Client-supplied Materials shall have been produced in accordance with Applicable Laws, shall comply with all applicable specifications, including the Specifications, shall not be adulterated, misbranded or mislabeled within the meaning of Applicable Laws, and shall have been provided in accordance with the terms and conditions of this Agreement;

B.      no specific safe handling instructions, health and environmental information or material safety data sheets are applicable to Product, API or any other Client-supplied Materials, except as provided to Catalent in writing by Client in sufficient time for review and training by Catalent;

C.      all Product delivered to Client by Catalent will be held, used and disposed of by or on behalf of the Client in accordance with all Applicable Laws and Client will otherwise

[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

comply with all laws, rules, regulations and guidelines applicable to Client’s performance under this Agreement and its use of Product provided by Catalent under this Agreement;

D.      Client will not release any Product Lot of Product if the required certificates of analysis indicate that Product does not comply with the Specifications;

E.      Client shall not market or sell, or license any other party to market or sell, the Product without first making every reasonable effort to ensure that Product is safe and effective for its intended purpose or any other purpose for which such Product might reasonably be utilized;

F.      to the best of Client’s knowledge, Client has all necessary authority to use and to permit Catalent to use pursuant to this Agreement all intellectual property related to Product, API, and all other Client-supplied Materials (including artwork), including any copyrights, trademarks, trade secrets, patents, inventions and developments;

G.      the content of all artwork provided to Catalent shall comply with all Applicable Laws; and

H.      to the best of Client’s knowledge, the work to be performed by Catalent under this Agreement will not violate or infringe upon any trademark, tradename, copyright, patent, trade secret, or other intellectual property or other right held by any person or entity.

12.3    Limitations. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE ARE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY EACH PARTY TO THE OTHER PARTY, AND NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS, WARRANTIES OR GUARANTEES OF ANY KIND WHATSOEVER, INCLUDING ANY IMPLIED WARRANTIES OF NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 13

INDEMNIFICATION

13.1    Indemnification by Catalent. Catalent shall indemnify and hold harmless Client, its Affiliates, and their respective directors, officers, employees and agents (“Client Indemnitees”) from and against any and all suits, claims, losses, demands, liabilities, damages, costs and expenses (including reasonable attorneys’ fees and reasonable investigative costs) in connection with any suit, demand or action by any third party (“Losses”) arising out of or resulting from (A) any breach of its representations, warranties or obligations set forth in this Agreement; (B) any actual or alleged infringement or violation of any third party patent, trade secret, copyright, trademark or other proprietary rights by intellectual property or other information by any Catalent IP or Background Catalent IP used by Catalent hereunder in its performance of this Agreement; or (C) any negligence, recklessness or willful misconduct by Catalent; in each case except to the extent that any of the foregoing arises out of or results from any Client Indemnitee’s negligence, recklessness, willful misconduct or breach of this Agreement.

13.2    Indemnification by Client. Client shall indemnify and hold harmless Catalent, its Affiliates, and their respective directors, officers, employees and agents (“Catalent Indemnitees”) from and against any and all Losses arising out of or resulting from (A) any

[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

breach of its representations, warranties or obligations set forth in this Agreement, (B) any manufacture, packaging, sale, promotion, distribution or use of or exposure to Product, API or any other Client-supplied Materials, including product liability or strict liability, (C) Client’s exercise of control over the Processing, to the extent that Client’s instructions or directions violate Applicable Laws, (D) the conduct of any clinical trials utilizing Product or API, (E) any actual or alleged infringement or violation of any third party patent, trade secret, copyright, trademark or other proprietary rights by intellectual property or other information provided by Client, including Client-supplied Materials, or (F) any negligence, recklessness or willful misconduct by Client; in each case except to the extent that any of the foregoing arises out of or results from any Catalent Indemnitee’s negligence, recklessness, willful misconduct or breach of this Agreement.

13.3    Indemnification Procedures. All indemnification obligations in this Agreement are conditioned upon the party seeking indemnification (A) promptly notifying the indemnifying party of any claim or liability of which the party seeking indemnification becomes aware (including a copy of any related complaint, summons, notice or other instrument); provided, that failure to provide such notice within a reasonable period of time shall not relieve the indemnifying party of any of its obligations hereunder except to the extent the indemnifying party is prejudiced by such failure, (B) allowing the indemnifying party, if the indemnifying party so requests, to conduct and control the defense of any such claim or liability and any related settlement negotiations (at the indemnifying party’s expense), (C) cooperating with the indemnifying party in the defense of any such claim or liability and any related settlement negotiations (at the indemnifying party’s expense) and (D) not compromising or settling any claim or liability without prior written consent of the indemnifying party; which consent shall not be unreasonably withheld or delayed.

ARTICLE 14

LIMITATIONS OF LIABILITY

14.1    WITH RESPECT TO EACH BATCH OF CLIENT-SUPPLIED MATERIALS REQUIRED TO PRODUCE A PRODUCT LOT WHICH IS SUPPLIED BY CLIENT HEREUNDER, CATALENT’S LIABILITY UNDER THIS AGREEMENT FOR ANY AND ALL CLAIMS FOR THE LOSS, DAMAGE OR DESTRUCTION OF SUCH BATCH, IN ITS ENTIRETY, OF API AND/OR OTHER CLIENT-SUPPLIED MATERIALS, WHETHER OR NOT SUCH API OR CLIENT-SUPPLIED MATERIALS ARE INCORPORATED INTO PRODUCT, SHALL NOT EXCEED THE LESSER OF (A) $[ * ] OR (B) [ * ].

14.2    SOLELY WITH RESPECT TO [ * ] AND SUBJECT TO [ * ], THE OBLIGATION OF CATALENT TO REPLACE CATALENT DEFECTIVE PROCESSING WITH PROCESSING IN ACCORDANCE WITH THE SPECIFICATIONS OR CREDIT PAYMENTS MADE BY CLIENT FOR DEFECTIVE PRODUCT ATTRIBUTABLE TO CATALENT DEFECTIVE PROCESSING SHALL BE CLIENT’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT FOR DEFECTIVE PRODUCT AND IS IN LIEU OF ANY OTHER WARRANTY, EXPRESS OR IMPLIED, PROVIDED HOWEVER THAT THIS SECTION 14.2 SHALL NOT APPLY TO [ * ].

14.3    EXCEPT WITH RESPECT TO [ * ] FOR [ * ], CATALENT’S TOTAL LIABILITY UNDER THIS AGREEMENT SHALL IN NO EVENT EXCEED [ * ] ([ * ]) TIMES THE

[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

TOTAL FEES PAID BY CLIENT TO CATALENT UNDER THIS AGREEMENT FOR THE PRODUCT LOT OR SERVICES GIVING RISE TO THE CLAIM; PROVIDED, HOWEVER SUCH LIMITATION OF LIABILITY SHALL NOT APPLY TO [ * ].

14.4    WITH RESPECT TO A PARTY’S BREACH OF ARTICLE 10 HEREOF, SUCH PARTY’S TOTAL LIABILITY FOR SUCH BREACH SHALL IN NO EVENT EXCEED [ * ] DOLLARS (US$[ * ]).

14.5    EXCEPT WITH RESPECT TO [ * ], NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR LOSS OF REVENUES OR PROFITS, DAMAGES TO REPUTATION, OR LOSS OF DATA ARISING OUT OF PERFORMANCE UNDER THIS AGREEMENT, WHETHER IN CONTRACT OR IN TORT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES (PROVIDED HOWEVER, FOR PURPOSES OF CLARITY THAT [ * ] SHALL NOT BE CHARACTERIZED AS CONSEQUENTIAL TO CLIENT OR CATALENT [ * ]).

ARTICLE 15

INSURANCE

15.1    Catalent Insurance. Catalent shall, at its own cost and expense, obtain and maintain in full force and effect the following insurance during the Term: (A) Commercial General Liability Insurance with a per-occurrence limit of not less than an amount equivalent to $[ * ]; (B) Products and Completed Operations Liability Insurance with a per-occurrence limit of not less than an amount equivalent to $[ * ]; (C) Workers Compensation and Employers Liability Insurance, with statutory limits for Workers Compensation and Employers Liability limits of not less than an amount equivalent to $[ * ] per accident; and (D) Professional Services Errors & Omissions Liability Insurance with per-claim and aggregate limits of not less than an amount equivalent to $[ * ]. The parties hereby acknowledge and agree that Catalent may self-insure all or any portion of the required insurance. Catalent shall maintain levels of insurance or self insurance sufficient to meet its obligations under this Agreement. In the event that any of the required policies of insurance are written on a claims made basis, then such policies shall be maintained during the entire Term and for a period of not less than [ * ] years following the expiration or termination of this Agreement. Catalent shall obtain a waiver from any insurance carrier with whom Catalent carries Workers’ Compensation insurance releasing its subrogation rights against Client. Catalent shall furnish to Client a certificate of insurance or other evidence of the required insurance and additional insured status as soon as practicable after the Effective Date and within [ * ] days after renewal of such policies. Each insurance policy which is required under this Agreement, other than self-insurance, shall be obtained from an insurance carrier with an A.M. Best rating of at least A- VII.

15.2    Client Insurance. Client shall, at its own cost and expense, obtain and maintain in full force and effect the following insurance during the Term: (A) Commercial General Liability Insurance with a per occurrence limit of not less than an amount equivalent to $[ * ]; (B) Products and Completed Operations Liability Insurance (including coverage for Products used in clinical trials) with a per occurrence limit of not less than an amount equivalent to $[ * ]; (C) Workers Compensation and Employers Liability Insurance with statutory limits for Workers Compensation and Employers Liability limits of not less than an amount equivalent to $[ * ] per

[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

accident; and (D) All Risk Property Insurance, including transit coverage, in an amount equal to [ * ]. The parties hereby acknowledge and agree that Client may self-insure all or any portion of the above-required insurance. Client shall maintain levels of insurance or self insurance sufficient to meet its obligations under this Agreement. In the event that any of the required policies of insurance are written on a claims made basis, then such policies shall be maintained during the entire Term and for a period of not less than [ * ] years following the expiration or termination of this Agreement. Client shall obtain a waiver from any insurance carrier with whom Client carries Property Insurance releasing its subrogation rights against Catalent. Client shall not seek reimbursement for any property claim or portion thereof that is not fully recovered from Client’s Property Insurance policy. Client shall obtain a waiver from any insurance carrier with whom Client carries Workers’ Compensation insurance releasing its subrogation rights against Catalent. Client shall furnish certificates of insurance evidencing the required insurance policies and additional insured status to Catalent as soon as practicable after the Effective Date and within [ * ] days after renewal of such policies. Each insurance policy that is required under this Agreement shall be obtained from an insurance carrier with an A.M. Best rating of at least A- VII.

ARTICLE 16

TERM AND TERMINATION

16.1    Term. This Agreement shall commence on the Effective Date and shall continue until the end of the fifth Contract Year, unless earlier terminated in accordance with Section 16.2 (as may be extended in accordance with this Section, the “Term”). The Term shall automatically be extended for successive 2-year periods unless and until one party gives the other party at least 12 months’ prior written notice of its desire to terminate as of the end of the then-current Term.

16.2 Termination.	This Agreement may be terminated immediately without further action:

A.        by either party if the other party files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver, administrative receiver, trustee or administrator, or makes an assignment for the benefit of creditors, or suffers or permits the entry of any order adjudicating it to be bankrupt or insolvent and such order is not discharged within [ * ] days, or takes any equivalent or similar action in consequence of debt in any jurisdiction; or

B.        by either party if the other party materially breaches any of the provisions of this Agreement and such breach is not cured within [ * ] days after the giving of written notice requiring the breach to be remedied; provided, that in the case of a failure of Client to make payments in accordance with the terms of this Agreement, Catalent may terminate this Agreement if such payment breach is not cured within [ * ] days of receipt of notice of non-payment from Catalent.

16.3    Effect of Termination. Expiration or termination of this Agreement shall be without prejudice to any rights or obligations that accrued to the benefit of either party prior to such expiration or termination. In the event of a termination of this Agreement:

A.        Catalent shall promptly return to Client, at Client’s expense and at Client’s direction, any remaining inventory of Product, API or other Client-supplied Materials; provided,

[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

that Catalent shall have no obligation to so return such items until all undisputed outstanding invoices sent by Catalent to Client have been paid in full;

B.        Client shall pay Catalent all undisputed invoiced amounts outstanding hereunder, plus, upon receipt of invoice therefor, for any (i) Product that has been shipped pursuant to Purchase Orders but not yet invoiced, (ii) Product Processed pursuant to Purchase Orders that has been completed but not yet shipped, and (iii) in the event that this Agreement is terminated for any reason other than by Client pursuant to Section 16.2(A) or (B), or by Catalent pursuant to Section 16.2(C), all Product in process of being Processed pursuant to Purchase Orders (or, alternatively, Client may instruct Catalent to complete such work in process, and the resulting completed Product shall be governed by clause (ii)); provided, in the event of any disputed invoice amounts, the parties shall promptly and in good faith cooperate with one another to resolve such dispute; and

C.        in the event that this Agreement is terminated for any reason other than by Client pursuant to Section 16.2(A), Client shall pay Catalent for [ * ].

16.4    Survival. The rights and obligations of the parties shall continue under Articles 11 (Intellectual Property), 13 (Indemnification), 14 (Limitations of Liability), 17 (Notice), 18 (Miscellaneous); under Articles 10 (Confidentiality and Non-Use) and 15 (Insurance), in each case to the extent expressly stated therein; and under Sections 7.4 (Payment Terms), 7.5 (Taxes), 7.6 (Client and Third Party Expenses), 9.2 (Recall), 12.3 (Limitations on Warranties), 16.3 (Effect of Termination) and 16.4 (Survival), in each case in accordance with their respective terms if applicable, notwithstanding expiration or termination of this Agreement. For purposes of clarity, those terms and provisions set forth in the Quality Agreement which expressly survives termination or expiration of the Quality Agreement shall also survive termination or expiration of this Agreement.

ARTICLE 17

NOTICE

All notices and other communications hereunder shall be in writing and shall be deemed given: (A) when delivered personally; (B) when delivered by facsimile transmission (receipt verified); (C) when received or refused, if mailed by registered or certified mail (return receipt requested), postage prepaid; or (D) when delivered if sent by express courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

To Client:	InterMune, Inc.
3280 Bayshore Blvd.
Brisbane, CA 94005
USA
Attn: General Counsel
Facsimile: +1 (415) 508-0006

[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

To Catalent:	Catalent Pharma Solutions
1100 Enterprise Drive
Winchester, KY 40391
USA
Attn: VP, General Manager
Facsimile: +1 (859) 745 6636

With a copy to:	Catalent Pharma Solutions, LLC
14 Schoolhouse Road
Somerset, NJ 08873
USA
Attn: General Counsel (Legal Department)
Facsimile: +1 (732) 537-6491

ARTICLE 18

MISCELLANEOUS

18.1    Entire Agreement; Amendments. This Agreement, together with the Quality Agreement, that certain Mutual Confidential Disclosure Agreement dated May 5, 2003 between Client and Catalent (successor in interest to Cardinal Health PTS, Inc.) to the extent it relates to confidential information disclosed thereunder and the Validation Services Quotation as defined in Section 2.1 hereof, constitutes the entire understanding between the parties, and supersedes any contracts, agreements or understandings (oral or written) of the parties, with respect to the subject matter hereof. No term of this Agreement, including but not limited to, the Quality Agreement, may be amended except upon written agreement of both parties, unless otherwise expressly provided in this Agreement.

18.2    Captions; Certain Conventions. The captions in this Agreement are for convenience only and are not to be interpreted or construed as a substantive part of this Agreement. Unless otherwise expressly provided herein or the context of this Agreement otherwise requires, (A) words of any gender include each other gender, (B) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (C) words using the singular shall include the plural, and vice versa, (D) the words “include(s)” and “including” shall be deemed to be followed by the phrase “but not limited to”, “without limitation” or words of similar import, (E) the word “or” shall be deemed to include the word “and” (e.g., “and/or”) and (F) references to “Article,” “Section,” “subsection,” “clause” or other subdivision, or to an Attachment or other appendix, without reference to a document are to the specified provision or Attachment of this Agreement. This Agreement shall be construed as if it were drafted jointly by the parties.

18.3    Further Assurances. The parties agree to execute, acknowledge and deliver such further instruments and to take all such other incidental acts as may be reasonably necessary or appropriate to carry out the purpose and intent of this Agreement.

18.4    No Waiver. Failure by either party to insist upon strict compliance with any term of this Agreement in any one or more instances will not be deemed to be a waiver of its rights to insist upon such strict compliance with respect to any subsequent failure.

[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

18.5    Severability. If any term of this Agreement is declared invalid or unenforceable by a court or other body of competent jurisdiction, the remaining terms of this Agreement will continue in full force and effect.

18.6    Independent Contractors. The relationship of the parties is that of independent contractors, and neither party will incur any debts or make any commitments for the other party except to the extent expressly provided in this Agreement. Nothing in this Agreement is intended to create or will be construed as creating between the parties the relationship of joint ventures, co-partners, employer/employee or principal and agent. Neither party shall have any responsibility for the hiring, termination or compensation of the other party’s employees or contractors or for any employee benefits of any such employee or contractor.

18.7    Successors and Assigns. This Agreement and any rights arising hereunder may not be assigned by either party without the prior written consent of the other party, which consent may not be unreasonably or arbitrarily withheld. Notwithstanding anything to the contrary contained herein, this Agreement may be assigned by a party without the consent of the other party to an Affiliate or an acquiring person or entity upon the acquisition, merger, consolidation of the assigning party, or of the assets or substantially all the assets by such person or entity, relating to the assigning party’s performance hereunder. Any permitted assignee shall assume all obligations of its assignor under this Agreement. This Agreement will be binding upon and inure to the benefit of the parties, their successors and permitted assigns.

18.8    No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person or entity other than the parties named herein and their respective successors and permitted assigns.

18.9    Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York, USA excluding its conflicts of law provisions. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

18.10    Alternative Dispute Resolution. If any dispute arises between the parties in connection with this Agreement, such dispute shall be presented to the respective presidents or senior executives of Catalent and Client for their consideration and resolution. If such parties cannot reach a resolution of the dispute, then such dispute may be resolved by binding alternative dispute resolution in accordance with the then existing commercial arbitration rules of CPR Institute for Dispute Resolution, 366 Madison Avenue, New York, NY 10017.

18.11    Prevailing Party. In any dispute resolution proceeding between the parties in connection with this Agreement, the prevailing party will be entitled to recover its reasonable attorney’s fees and costs in such proceeding from the other party.

18.12    Force Majeure. Except as to payments required under this Agreement, neither party shall be liable in damages for, nor shall this Agreement be terminable or cancelable by reason of, any delay or default in such party’s performance hereunder if such default or delay is caused by events beyond such party’s reasonable control, including acts of God, law or regulation or other action or failure to act of any government or agency thereof, war or insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or weather, labor disturbances, epidemic or failure of suppliers, public utilities or common carriers;

[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

provided, that the party seeking relief under this Section shall immediately notify the other party of such cause(s) beyond such party’s reasonable control. The party that may invoke this Section shall use commercially reasonable efforts to reinstate its ongoing obligations to the other party as soon as practicable. If the cause(s) shall continue unabated for [ * ] days, then both parties shall meet to discuss and negotiate in good faith what modifications to this Agreement should result from such cause(s).

18.13    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Any photocopy, facsimile or electronic reproduction of the executed Agreement shall constitute an original.

[Signature page follows]

[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement effective as of the Effective Date.

Catalent Pharma Solutions, LLC		InterMune, Inc.

By:	/s/ Ian Muir	By:	/s/ Daniel G. Welch

Name:	Ian Muir	Name:	Daniel G. Welch

Its:	VP/GM, Catalent	Its:	Chairman, CEO & President

Signature Page to Commercial Manufacturing Agreement

[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ATTACHMENT A

VALIDATION SERVICES QUOTATION

See attached.

[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Quotation

Process Validation of Pirfenidone

Manufacture Capsulation

[ * ]

Confidential for:

Shelly Barbanica

Associate Director Manufacturing Operations

Intermune, Inc.

3280 Bayshore Blvd.

Brisbane, CA 94005

Phone: ######

E-mail: ######

Catalent Contact:

Torin M. Dewey, Ph.D.

Phone: ######

E-mail: ######

Prepared By:

James Norton

Phone: ######

E-mail: ######

28 July 2009

Modified Release Technologies 1100 Enterprise Drive Winchester, KY 40391

[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[ * ]	Confidential	Page 2 of 15

Section 1.	Executive Summary

Catalent Pharma Solutions, LLC located in Winchester, Kentucky (“Catalent”) proposes to carry out the following activities for Intermune, Inc. (“Intermune”), pursuant to the terms and conditions included herein.

Intermune would like to validate the process that has been developed and scaled-up for the [ * ] mg Pirfenidone capsule.

This program has been developed in good faith based on assumptions regarding development outcomes and Client objectives. Therefore, risks inherent to development are borne by the work plan in order to expedite submission of this estimate and strategy. If the product does not meet the performance specifications during formulation and process development or the dosage form fails a stability challenge, Client approved scope change would be required for further development by Catalent.

This quote has been presented based on assumptions regarding the ability for appropriate safe handling of the API and subsequent blends and solutions of the API and notification of current customers of the introduction of this class of API to the manufacturing facility.

Section 2.	Project Activities, Support, and Supplies

2.1	Project Continuation Fee

Catalent will carry out the following project continuation activities:

1.	Identify project team members.

2.	Establish project timeline.

3.	Provide project management and communication plans for the following:

a.	Excipient ordering as noted in Section 2.4.

b.	Identify and receive necessary reference standards, API lots, and excipients for the manufacturing.

c.	Propose and document specifications, batch records, and protocols – as applicable – in support of the project.

2.1	Project Continuation Fee	$ [ * ]

2.2	Manufacturing

Catalent will carry out the following manufacturing activities in support of the project:

1.	Prepare batch records and protocols necessary.

2.	Clean the process equipment.

3.	Manufacture the product as outlined in Table 1.

4.	Prepare necessary development report(s) as outlined in Table 1.

[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[ * ]	Confidential	Page 3 of 15

Table 1. Process Map

Lot status	Granulation Number	Blend Number	Encapsulation #	Theoretical Number of Capsules
Campaign I (cGMP Process Validation)
Process Validation batches	1, 2, and 3 ([ * ] kg)	1, 2, and 3 ([ * ] kg)	1, 2, and 3 ([ * ] kg)	[ * ] each batch ([ * ] batches)

[ * ]
[ * ]
[ * ]
[ * ]
[ * ]

	Validation Protocol with implementation and report	$ [ * ]
	Manufacturing Campaign I ([ * ] full scale batches)	$ [ * ]
2.2	Manufacturing Costs Sub-Total	$ [ * ]

2.3	Analytical Support

Catalent will carry out the following analytical activities in support of the project:

cGMP full release-testing of [ * ] ([ * ]) batches of API cGMP testing of excipient raw materials according to NF/EP per Catlent raw material specification RM-09-269.

cGMP Process Validation batches:

1.	Protocol In-process testing:

a.	Granulation (per batch): moisture (9) – after drying only, particle size distribution, and density.

b.	Blend: particle size distribution, and density, blend uniformity (assumes ten sampling points, sampled in triplicate, [ * ] samples run initially, an additional [ * ] if a failure occurs).

2.	Protocol encapsulation testing (per batch): [ * ] content uniformity samples (additional [ * ] if a failure occurs), [ * ] dissolution tests (beginning/middle/end).

3.	Release testing (composite per batch): appearance, assay / related substances, content uniformity, and dissolution.

2.3	cGMP Release of Excipient Raw Materials (NF/EP assumes [ * ])*	$ [ * ]
2.3	cGMP Release of API – full release (assumes [ * ])	$ [ * ]
2.3	Analytical Support for Campaign I (Product Release) ($[ * ] per batch)	$ [ * ]
2.3	Analytical Support for Campaign I (Process Validation Protocol)	$ [ * ]
2.3	Campaign I - Cleaning Verification	$ [ * ]
2.3	Costs Sub-Total	$ [ * ]

[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[ * ]	Confidential	Page 4 of 15

* All raw material release testing assumes [ * ] per batch with additional samples as required for EP testing.

2.4	Raw Materials, Equipment, and Supplies

Catalent will carry out the following raw materials procurement, equipment procurement, and testing activities as listed in Table 2.

Table 2. cGMP Materials Procurement

Item	Quantity	Estimated Cost $
[ * ]		Supplied by Client
[ * ]	[ * ] kg drums	[ * ]
[ * ]	[ * ] kg drums	[ * ]
[ * ]	[ * ] kg drums	[ * ]
[ * ]	[ * ] kg drum	[ * ]
[ * ]	[ * ] boxes of [ * ] capsules	[ * ]
[ * ]	NA	[ * ]
Estimated Freight		[ * ]
Raw Material Subtotal		[ * ]
[ * ]		[ * ]
SUB-TOTAL Table 3		[ * ]

Section 3.	Preliminary Timeline

Catalent has provided an estimated timeline (Table 3 below) for the proposed activities outlined above. All timelines are estimates based on Catalent’s experience and do not reflect other circumstances beyond Catalent’s control.

Table 3. Estimated Timeline

Section Reference	Activity	Duration
2.4	Order and receive excipients	[ * ] weeks
2.3	Test raw materials	[ * ] weeks
2.2	Manufacturing	[ * ] weeks
2.3	Analytical Evaluation	[ * ] weeks

[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[ * ]	Confidential	Page 5 of 15

Section 4.	Cost Proposal

4.1	Total Estimated Project Cost

Section Reference	Activity	Estimated Cost ($)
2.1	Project Initiation	[ * ]
2.2	Manufacturing	[ * ]
2.3	Analytical Support	[ * ]
2.4	Raw Materials / Equipment Procurement	[ * ]
Total Estimated Project Cost		$[ * ]

The summary of costs detailed above does not include any extra reformulation activities, any post submission activities and/or any activities required for commercial batch manufacture, unless otherwise specified. Additionally, it does not include any post approval tasks such as annual stability testing or storage. If requested by the Client, these costs will be quoted separately.

4.2	Project Continuation Fees

The Client shall pay a non-refundable payment for the Project Continuation Fee $ [ * ]+ [ * ] and [ * ] $ [ * ] for a total of $ [ * ] upon signed delivery of the proposal to Catalent.

4.3	Revisions to Pricing

Catalent reserves the right to revise the quoted costs for any project as a result of initial scope change, revisions in protocols, modifications of test methods, final review of test methods, undocumented requirements, retesting or any unforeseen difficulty in executing the project. In addition, the quoted costs are subject to [ * ] review to account for changes in inflation. The additional work will be performed based on written agreement from the Client and will be documented on a Catalent Quotation Amendment Record (“QAR”).

Section 5.	Project Management

5.1	Communication

In order to establish a collaborative relationship between the Client and Catalent, both parties will appoint a Project Manager to serve as a point of contact to oversee the progress on this project. Upon initiation of the project, Catalent and the Client will establish a communication plan that may include conference calls, visits and timelines. Client communication is encouraged.

5.2	Catalent Project Management Responsibilities

1.	Excipient ordering for batches as described.

2.	Equipment ordering for batches as described.

3.	Identify and receive necessary reference standards, API lots, and excipients for the manufacturing.

4.	Propose and document specifications, batch records, and protocols - as applicable - in support of the project.

[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[ * ]	Confidential	Page 6 of 15

5.	Catalent will provide sampling of raw materials, project in process materials, and project finished materials for the Client during the QC sampling of the raw materials and during the direct processing and release of the product batches for this project.[1]

5.3	Client Project Management Responsibilities

Client agrees to provide the following supporting activities:

1.	The Client will sign the quote and provide a P.O. to cover the project.

2.	The Client will provide a technical contact that will be available for technical discussions and to make decisions that are needed for this project.

3.	The Client will provide batch records, development reports, materials, and product specifications as required for initiation and continuation of this project, as applicable.

4.	The Client will provide the cleaning verification analytical methodology for transfer to Catalent. Note: This has been completed.

5.	The Client will provide the API for this project.

6.	If the product does not meet the performance specifications during formulation, process development, or process validation, or the dosage form fails a stability challenge, then a Client-approved scope change will be required for further development by Catalent. All required investigational work (such as OOS investigations, trouble shooting, etc.) will be conducted according to the terms of the Quality Agreement.

7.	The Client will provide all specifications necessary to perform this project.

8.	Unused raw materials, finished products and waste, including organic solvents, will be returned or destroyed, if not used within [ * ] months of the conclusion of the validation batches manufacturing campaign, [ * ]. (These materials will be destroyed via incineration @ $ [ * ] per kg for solid and $ [ * ] per kg for liquid waste).

9.	Client must review with Catalent material inventory and advise Catalent on a [ * ] basis of the material status and planned date of usage. After [ * ] days of no project activity, Catalent reserves the right to return, dispose, or maintain any of material inventories of the Client’s. Client may incur pallet storage fees of $[ * ] per pallet per month plus additional handling charges based on inventory evaluation between Client and Catalent, as applicable.

5.4	Project Initiation and Scheduling

The following must be submitted prior to any project work to guarantee scheduled time in the manufacturing facility.

1.	The Client must provide a signed purchase order and the signed quote by fax, email, or mail a minimum of [ * ] ([ * ]) weeks prior to any work to allow adequate time for project initiation.

1 If additional samples not directly associated with the QC sampling of the raw materials for this project or the processing and release associated with this project are required, Catalent will charge a sampling fee of $ [ * ] per sample to cover the handling and additional inventory accounting costs associated with the sampling. Shipping associated with these samples will be rebilled to the Client.

[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[ * ]	Confidential	Page 7 of 15

2.	If raw material purchases are included in this purchase order, then the P.O. and signed quote must be received prior to the order of any raw materials (see requirements for raw materials below).

3.	The Client must provide batch record details [ * ] ([ * ]) weeks prior to any batch manufacture. Batch record completion and approval (by Catalent and the Client) must be completed [ * ] ([ * ]) business days prior to the scheduled batch manufacture.

4.	The Client must provide raw materials a minimum of [ * ] ([ * ]) weeks prior to batch manufacture for feasibility or demonstration work and ([ * ]) weeks prior to batch manufacture for cGMP work. If full compendial testing is required, delivery must be a minimum of [ * ] ([ * ]) weeks prior to batch manufacture.

Section 6.	Invoicing, Payment, and Shipment Terms

6.1	Invoicing Terms

Catalent will issue invoices monthly for work completed in that month.

Payment Terms-Refer to Section 7.9

Remit all payments to:

Wire to:	Overnight mail to:	Regular mail to:
Wachovia Bank Address: ###### City/State: ###### ABA #: ###### Swift Code: ###### Account #: ###### Bene: Catalent Pharma Solutions, LLC Ref: Credit to Catalent Winchester	Attn: Cheryl Flack Catalent 1100 Enterprise Drive Winchester, KY 40391	Catalent Pharma Solutions, LLC 1581 Solutions Center Chicago, IL 60677-1005

6.2	Shipment

Refer to Section 7.9

Section 7.	Additional Project Terms

7.1	Safety

7.1.1	Catalent’s Safety Responsibilities

Catalent will assess all vendor and Client Material Safety Data Sheets (“MSDS”) and all handling data for the samples and materials associated with this project. If categorized as a Category four (4) or five (5) (out of a scale of five), the samples, materials and work will require special handling precautions and will be subject to a Hazardous Material Fee for all handling and testing directly associated with the samples and materials. As applicable, this Hazardous Materials Handling Surcharge has been included in the project costs.

7.1.2	Client’s Safety Responsibilities

The Client will provide the MSDS and all sample and material handling data for the samples and materials associated with this project. If any sample or material has any

[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[ * ]	Confidential	Page 8 of 15

special handling considerations, the Client will notify Catalent prior to the initiation of the project.

7.2	Equipment Failure

Catalent is not in any manner responsible for material, scheduling or financial losses due to equipment failure (beyond the direct cost of materials contained within the respective product container). In the event of equipment failure, every effort will be made to repair the equipment and reschedule the Client in the timeliest manner.

7.3	Non-Validated Work

Refer to Section 7.9

7.4	Samples

As applicable, the Client will provide all samples and materials necessary to perform this project. The samples and materials should arrive at Catalent with all proper documentation. If samples and materials are not available, the Client will request that Catalent purchase all necessary samples and materials needed to perform this project. If return shipment is requested, the Client will notify Catalent prior to the disposition of samples/materials.

7.5	Termination

Either party may terminate the project or any portion thereof at any time by providing [ * ] ([ * ]) days written notice. Upon receipt of any such notice of termination, Catalent shall promptly wind down the affected portion of the project work or study and avoid (or minimize, where not cancellable) any further related expenses.

7.6	Cancellation

Refer to Section 7.9

7.7	General Shipping

All supplies that are shipped to Catalent in Winchester, Kentucky must be clearly marked with the Client company name and addressed “Attention: Process Technology”.

All materials shipped to Catalent in Winchester, Kentucky freight collect or COD will incur an additional handling surcharge of $ [ * ] or [ * ]% of the respective bill (whichever is greater).

All materials shipped to Catalent in Winchester, Kentucky that require US customs clearance must be assigned a customs broker arranged for by the Client.

7.8	Analytical Rush Services

Rush services are available at Client’s request. If rush services are agreed between Client and Catalent, additional costs will be invoiced based on the schedule below.

[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[ * ]	Confidential	Page 9 of 15

% Turn Around Time (TAT) Reduction	% Rush Charge
25	[ * ]
50	[ * ]
75	[ * ]
>75	[ * ]

7.9	Terms and Conditions

The parties agree that this quotation and all work performed hereunder is subject to the Catalent and Intermune Terms and Conditions (Attachment 1) and the Quality Agreement dated 05 April 2006 between the parties unless a commercial supply agreement executed by parties specifically states that some or all of the terms and conditions of the supply agreement supersedes the T’s & C’s attached hereto and in the Quality Agreement. The parties agree that process validation batch manufacturing will not commence unless the parties have executed a supply agreement.

Section 8.	Revision History

Revision Number	Comments
[ * ]	Initial Proposal
[ * ]	[ * ] lots of API, full release testing Revised several terms Referred to the Supply Agreement and Existing T&Cs between the parties
[ * ]	Noted “as applicable” in Section 5.3; clarified Section 7.9

[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[ * ]	Confidential	Page 10 of 15

Section 9.	Project Approval and Authorization

Client agrees to the terms and conditions set forth in this Quotation

Invoicing for the Project should be sent to:

Name:

Department:	Accounts Payable

Telephone No.:	######

Address:	3280 Bayshore Blvd.

Brisbane, CA 94005

Purchase Order Number	TBD

Intermune, Inc.	Catalent Pharma Solutions, LLC

/s/ Lawrence Kahn	/s/ Michael J. Valazza
Signature	Signature

Lawrence Kahn	Michael J. Valazza, R.Ph.
Printed Name	Printed Name

VP, Corporate Development	Vice President, Global Business Development
Title	Modified Release Technologies
Title

07/28/09	28 July 2009
Date	Date

Mail, email, or fax this completed Project Approval and Authorization page to:

Cheryl Flack

Catalent Pharma Solutions

1100 Enterprise Drive

Winchester, KY 40391

(859) 745-6636 (fax)

######

If this signed document is not returned within 5 days, any tentative manufacturing dates noted in this proposal or otherwise communicated may be assigned to another Client.

[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[ * ]	Confidential	Page 11 of 15

Attachment 1:

Catalent Pharma Solutions, LLC and InterMune Standard Terms and Conditions,

March 11, 2005

1.        Catalent Obligations. Catalent Pharma Solutions, LLC (“Catalent”) represents and warrants that it will perform the work defined in this quotation (the “Project”) in accordance with written specifications agreed to by the parties (“Specifications”), applicable master batch records, protocols, standard operating procedures, all applicable laws, rules and regulations, including without limitation cGMP (as defined below)), and other written instructions agreed to by the parties (the “Project Instructions”). As used herein “cGMP” means current Good Manufacturing Practices pursuant to (a) the U.S. Federal Food, Drug and Cosmetics Act as amended (21 USC 301 et seq.), (b) relevant U.S. regulations found in Title 21 of the U.S. Code of Federal Regulations (including but not limited to Parts 11, 210, 211, 600 and 611), (c) EEC Directive 91/356/EEC of 13 June 1991, (d) the Canadian Food and Drugs Act, Part C (drugs) and Good Manufacturing Practice Guidelines and (e) the EC Guide to Good Manufacturing Practice for Medicinal Drug Products, including respective guidance documents and any comparable laws, rules or regulations of any agreed upon foreign jurisdiction, as each may be amended from time to time. cGMP also includes adherence to any applicable Product license requirements, relevant current International Conference on Harmonization (ICH) guidance documents, and other relevant guidance documents.

2.        Customer Obligations. Unless otherwise agreed to by the parties in writing, Customer is solely responsible to (i) provide what Customer reasonably believes to be complete and accurate scientific data regarding the Project and Customer’s requirements for the Project, including without limitation test methods and development, formulation, fill and finish of the Product if applicable, (ii) provide Catalent with what Customer reasonably believes to be complete and accurate information necessary to develop the scope of work, and estimated or fixed costs for the projects, (iii) review and approve all Project Instructions, (iv) if applicable, review and approve all in-process and finished product test results to ensure conformity of such results with the product Specifications, regardless of which party is responsible for finished product release, and (v) if applicable, prepare all submissions to regulatory authorities.

3.        Non-Validated Work. Notwithstanding the terms of Section 1 of these Terms and Conditions, if product is to be manufactured, Customer shall [ * ].

4.        Use of Customer Materials. Catalent will use all materials provided by Customer to Catalent to perform the Project, including without limitation active pharmaceutical ingredient, and Product (collectively, “Materials”) solely for the performance of the Project, and will not transfer such materials to any third party other than an affiliate of Catalent actually performing the Project, in each case except with Customer prior written consent. Upon completion or earlier termination of the Project, Catalent will promptly return or destroy any unused portion of such materials. In the latter case, upon Customer’s request, Catalent will provide Customer with a certificate of destruction. Catalent shall comply with all applicable laws, rules, regulations and guidelines in the use, storage, handling and transportation of the Materials. Customer shall retain all right, title and interest in and to all Materials at all times.

5.        Audits/Records. Customer may conduct [ * ] QA facility audit per [ * ]. Additional audits will be invoiced separately at the current rate for such services. [ * ]. Catalent shall keep documentation and records in accordance with the requirements of cGMP. Catalent shall provide fully executed copies of all documents approved by Customer promptly following signature of such documents by each party’s authorized representative. Catalent will provide Customer with copies of all records relating to its performance of the Project in accordance with the terms of this Quotation, including but not limited to information relating to batch records, specifications, methods, method validations, equipment and the facility, for review and inclusion as necessary in Customer’s regulatory submissions, and will supply raw data upon Customer’s request. Catalent will store all records in accordance with applicable law, including without limitation cGMP. Prior to Catalent’s destruction of any of the records or documentation relating to the Project, Catalent shall notify Customer in writing specifically identifying the records or documentation that it wishes to destroy. Customer shall have [ * ] ([ * ]) days from its receipt of such notice to notify Catalent that it desires to receive such records or documentation. In such event, such records or documentation shall be delivered to Customer or its designee [ * ]. If Customer does not notify Catalent that it desires to receive such records or documentation within such [ * ]-day period, then Catalent shall be free to destroy such records or documentation.

6.        Pricing and Purchase Orders. Customer shall pay for the Project as provided in the attached quotation and these Terms and Conditions (collectively, “Quotation”). Customer must provide a signed purchase order (the “Purchase Order”) and signed quotation to initiate the Project. This Quotation supercedes any terms and conditions contained in a purchase order or other documentation exchanged by the parties. Customer’s Purchase Order should reference the Quotation Number and date of such Quotation.

7.        Price Changes. Catalent may revise the prices provided in this Quotation if (i) any information relating to the Project provided by Customer is inaccurate or incomplete,

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(ii) Customer materially revises Catalent’s manufacturing responsibilities, the Specifications, the Project Instructions, procedures, assumptions, development processes, test methods or analytical requirements after Customer’s original submission of its request for a quote, or (iii) circumstances not reasonably foreseeable by Catalent affect the work required to complete the Project. Catalent will notify Customer immediately if the costs to complete the Project will exceed the prices stated in this Quotation. Customer will have no liability for any costs in excess of those specified in this Quotation, unless agreed to in writing in advance by an authorized officer of Customer and subject to the terms of this Section and the terms and conditions of this Quotation. Catalent will not be obligated to proceed without Customer’s approval of such additional costs.

8.        Invoicing and Payment. Customer shall pay each invoice within [ * ] days of receipt. Catalent will charge a late payment fee of [ * ]% per month, or the maximum amount permitted by law if less than [ * ]% per month, for any payment not received within [ * ] days from receipt of invoice. Failure to bill for interest due shall not be a waiver of Catalent’s right to charge interest. Customer will pay any sales, use, gross receipts, compensating or other taxes, licenses, or fees (excluding tax based on net income and franchise taxes) required to be paid by Catalent to any state or tax jurisdiction as a result of any action necessary to fulfill the terms of this Quotation.

Catalent will issue invoices based on achievement of the milestones identified in Section 4.1. If a draft report is issued Intermune will have [ * ] ([ * ]) business days to return comments to Catalent. If no comments are received, Catalent will finalize the report and issue the final invoice. If comments are received after issuance of final report InterMune will be billed at the current standard hourly rate for the time required to complete changes and reissue the report.

9.        REFUNDS, CANCELLATIONS AND POSTPONEMENT. Customer may cancel or postpone the Project or any portion thereof upon written notice. IF CUSTOMER CANCELS OR POSTPONES ANY PORTION OF THE PROJECT WORK, CUSTOMER SHALL PAY AN ACCOMMODATION FEE AS FOLLOWS: (i) for batch manufacture, Customer shall pay a fee In accordance with the following schedule:

Section 10 Notification prior to Date of Compounding	Section 11 Fee (% of Total Batch Cost)
[ * ] days	[ * ]%
[ * ] days	[ * ]%
[ * ] days	[ * ]%
[ * ] days	[ * ]%
[ * ] days	[ * ]%

and (ii) for any portion of the Project which is not batch manufacture, Customer shall pay [ * ]. Catalent will deliver to Customer all materials paid for by Customer under this Section. Termination of this Agreement shall not relieve either party of any liability or obligation which accrued hereunder prior to the effective date of such termination, nor preclude either party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice either party’s right to obtain performance of any obligation. Sections 4, 5, 9, 13, 14, 15, 16, 18, 19, 20 and 25 through 34, inclusive, of these terms and conditions will survive any termination hereof.

10.        Hazardous Materials. Customer warrants to Catalent that no specific safe handling instructions are applicable to any substance or material provided by Customer to Catalent, except as disclosed to Catalent in writing by the Customer in sufficient time for review and training by Catalent prior to delivery.

11.        Shipment. All product, raw materials and components shipped by Catalent are shipped F.O.B. Catalent’s facilities, not including crating.

12.        Limitations of Liability.

A.        NOTWITHSTANDING ANY OTHER PROVISION IN THIS QUOTATION (INCLUDING, WITHOUT LIMITATION, SECTION 12.D.), CATALENT’S TOTAL LIABILITY UNDER THIS QUOTATION SHALL NOT EXCEED THE TOTAL AMOUNT PAID BY CUSTOMER TO CATALENT FOR THE PROJECT, PROVIDED, HOWEVER, THAT SUCH LIMITATION SHALL NOT APPLY TO OR IN ANY MANNER LIMIT, CATALENT’S OR ITS AFFILIATES’ LIABILITY FOR CLAIMS ARISING FROM CATALENT’S OR ITS AFFILIATES’ GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

B.        NOTWITHSTANDING THE FOREGOING, CATALENT’S TOTAL LIABILITY FOR ANY LOSS OF ANY MATERIALS PROVIDED BY CUSTOMER SHALL NOT EXCEED $[ * ] PER OCCURRENCE.

C.        NOTWITHSTANDING ANY OTHER PROVISION IN THIS QUOTATION, CUSTOMER’S TOTAL LIABILITY FOR BREACH OF THIS QUOTATION SHALL NOT EXCEED THE TOTAL AMOUNT OWED BY CUSTOMER TO CATALENT FOR THE PROJECT IN ACCORDANCE WITH SECTION 7, PROVIDED, HOWEVER, THAT SUCH LIMITATION SHALL NOT APPLY TO OR IN ANY MANNER LIMIT CUSTOMER’S OBLIGATION TO INDEMNIFY CATALENT FOR THIRD PARTY CLAIMS UNDER SECTION 16.

D.        IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), WHETHER OR NOT FORESEEABLE, ARISING FROM OR RELATING TO THIS QUOTATION OR THE SUBJECT MATTER HEREOF, PROVIDED, HOWEVER, THAT THE LIMITATION IN THIS SECTION 12.D. SHALL NOT APPLY (I) TO THE EXTENT THAT ANY INDEMNIFICATION

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OBLIGATIONS SET FORTH IN SECTION 16 ARE DEEMED TO BE CONSEQUENTIAL DAMAGES, (II) TO ANY DAMAGES RESULTING SOLELY FROM A PARTY’S USE OR DISCLOSURE OF THE OTHER PARTY’S CONFIDENTIAL INFORMATION IN BREACH OF SECTION 13 OR THE CDA, OR (III) TO ANY DAMAGES RESULTING FROM A PARTY’S BREACH OF ITS OBLIGATIONS RELATING TO INTELLECTUAL PROPERTY UNDER SECTION 14.

13.        Confidentiality. The parties will remain subject to the Mutual Confidentiality Agreement entered into between the parties effective May 5, 2003 (the “CDA”). All information exchanged by the parties in connection with the Project will be deemed “Information” under the CDA.

14.        Intellectual Property. As used herein, “IP” means any and all inventions, improvements, information and know-how, including without limitation those related to processes, compositions of matter and methods of use, made by or on behalf of either party individually or jointly, arising out of the performance of the Project, whether protectable by patent or as a trade secret, and all intellectual property rights therein and thereto. Customer shall be the sole and exclusive owner of all IP developed by Catalent or its affiliates or [ * ] which can be used solely in connection with the Product (“InterMune IP”). Catalent shall own all IP developed by Catalent or its affiliates in the performance of the Project which can be used apart from the Product without the disclosure of any InterMune Information (as defined in the CDA) (“Cardinal IP”). [ * ]. Catalent hereby grants, and automatically will be deemed to have granted, to Customer a royalty-free, fully paid-up, non-exclusive, perpetual, irrevocable, sublicenseable license to exploit the Cardinal IP solely in connection with the manufacture, use or sale of the Product or any improvement thereto. Catalent agrees to assign, and shall automatically be deemed to have assigned, Catalent’s entire right, title and interest in and to all InterMune IP to Customer. Upon request by Customer, and without additional consideration, Catalent agrees to promptly execute documents, testify and take such other acts at Customer’s expense as Customer may deem necessary or desirable to procure, maintain, perfect, and enforce the full benefits, enjoyment, rights, title and interest of the InterMune IP on a Worldwide basis, and to render all necessary or reasonably requested assistance in making application for and obtaining original, divisional, renewal, or reissued utility and design patents, copyrights, mask works, trademarks, trade secrets, and all other technology and intellectual property rights throughout the world related to any of the InterMune IP, in Customer’s name and for its benefit. Catalent shall promptly provide Customer with a copy of any formal invention disclosure document that relates to the IP. InterMune IP shall be deemed to be InterMune Information under the CDA.

15.        Deliverables. Cardinal will use reasonable efforts to deliver all deliverables hereunder in accordance with the timelines set forth herein. Catalent represents and warrants that all deliverables, including without limitation Product, delivered to Customer hereunder will be delivered free and clear of any lien, claim or encumbrance.

16.        Indemnification. Customer will indemnify and hold harmless Catalent, its affiliates and their officers, directors, agents and employees against any third party claim to the extent arising directly or indirectly from (a) any negligence or intentional wrongdoing by Customer in connection with the manufacture, promotion, marketing, distribution or sale of the Product, (b) use or exposure to the Product or any material provided to Catalent by Customer, or (c) Catalent’s or its affiliates’ use of any intellectual property provided by Customer to Catalent, except in each case to the extent such claim is the result of Catalent’s or its affiliates’ negligence, willful misconduct or breach of the terms of this Quotation.

Catalent will indemnify and hold harmless Customer, its affiliates and their officers, directors, agents and employees for any third party claim to the extent arising directly or indirectly from (a) any negligence, intentional wrongdoing or breach of this Quotation by Catalent or its affiliates, (b) use of any Cardinal IP, or (c) Cardinal’s or its affiliates’ misappropriation of any third party’s intellectual property, except in each case to the extent such claim is the result of Customer’s negligence, willful misconduct or breach of the terms of this Quotation.

17.        Force Majeure. Neither party will be liable for any failure to perform or for delay in performance resulting from any cause beyond its reasonable control or due to compliance with any regulations, orders, or act of any federal, provincial, state or municipal government, or any department or agency thereof, civil or military authority, acts of God, acts or omissions of the other party, fires, floods, or weather; strikes or lockouts, factory shutdowns, embargoes, wars, hostilities or riots, delays or shortages in transportation; provided, however, that if Catalent cannot complete an order within [ * ] ([ * ]) days due to any such cause, Customer may terminate this Quotation without liability to Catalent, and [ * ].

18.        Use and Disposal. Customer represents and warrants to Catalent that all product delivered to Customer by Catalent will be held, used and/or disposed of by the Customer in accordance with all applicable laws, rules and regulations. Customer will pay for any materials, components or equipment ordered by Catalent pursuant to this Quotation specifically for Customer, and, to the extent that such materials and components are not consumed in Catalent’s performance of the Project, Catalent will promptly deliver all such materials and components to Customer at the completion or earlier termination of the Project. Customer will retain title to all equipment paid for by Customer under this Quotation, and Catalent will

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promptly deliver all such equipment to Customer at the completion or earlier termination of the Project.

19.        Unlabeled Product. If Catalent is to provide Customer with product which is not labeled, Customer represents and warrants that it will comply with all applicable regulations, including without limitation 21 CFR § 201.150.

20.        Independent Contractor. The arrangement between Catalent and Customer is one of service provider and Customer. No joint venture, partnership or agency is to be created or deemed as between Catalent and the Customer. Neither party will use the other party’s name without such party’s prior written consent.

21.        Publicity. Neither party will make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby without the other party’s express prior written consent, except as required under applicable law or by any governmental agency, in which case the party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure.

22.        Authority. Customer grants Catalent full authority to use any Customer materials or substances necessary to perform the Project in accordance with the terms hereof. Customer and Catalent each represent and warrant that such party has taken all necessary action on its part to authorize the execution and delivery of this Quotation and this Quotation has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

23.        Representations and Warranties. Each party hereby represents and warrants that (a) this Quotation does not conflict with its duties and obligations under any other agreement to which it is a party; (b) it is free to disclose any information and materials that it furnishes to the other party in connection with the Project; (c) it has not been “debarred” by the United States Food and Drug Administration or any foreign equivalent, nor have debarment proceedings been commenced against it. Each party will promptly inform the other party in writing should any conflict or possible conflict of duties and obligations arise, or of any debarment, or the commencement of any debarment or like proceedings against it during the term of this Quotation.

24.        Disclaimer of Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SPECIFICALLY AND EXPRESSLY SET FORTH HEREIN, THERE ARE NO OTHER WARRANTIES, REPRESENTATIONS OR GUARANTEES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, MADE BY EITHER PARTY REGARDING THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTIES

OF MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

25.        This Quotation is personal to Catalent and may not be assigned, transferred or any obligation hereunder subcontracted, in each case without Customer’s prior written permission.

26.        This Quotation will be governed and construed in accordance with the laws of the State of California, USA as applied to transactions taking place wholly within California between California residents. For any legal action arising from or related to this Quotation, the parties hereby: (i) consent and submit solely to jurisdiction and venue of the state and federal courts located in the county where the defending party is located, (ii) agree that such courts will be the sole courts utilized and (iii) hereby waive any jurisdictional or venue objections to such courts, including without limitation, forum non conveniens.

27.        If any dispute arises between the parties with respect to the matters covered by this Quotation which leads to a proceeding to resolve such dispute, the prevailing party in such proceeding will be entitled to receive its reasonable attorneys’ fees, expert witness fees and out-of-pocket costs incurred in connection with such proceeding, in addition to any other relief it may be awarded.

28.        Each party hereby acknowledges that the promises or agreements contained in this Agreement relating to confidentiality or intellectual property are necessary and reasonable in order to protect the parties and their respective businesses, and each party expressly agrees that monetary damages would be inadequate to compensate the other party for the breach thereof, and that any such violation or threatened violation will cause irreparable injury to the other party. Accordingly, in addition to any other remedies that may be available, in law, in equity or otherwise, each party will be entitled to obtain injunctive relief against the breach or threatened breach by of such obligations by the other party, without the necessity of proving actual damages.

29.        In case any one or more of the provisions contained in this Quotation will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Quotation, and this Quotation will be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Quotation will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

30.        Ambiguities, if any, in this Quotation will not be construed against any party, irrespective of which party may be deemed to have authored the ambiguous provision.

31.        Catalent agrees not to export, directly or indirectly, any U.S. source technical data acquired from Customer or any products utilizing such data to countries outside the United

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States, which export may be in violation of the United States export laws or regulations.

32.        Unless specifically and expressly provided otherwise, the remedies provided under this Quotation are cumulative, and are not exclusive of other remedies available to a party in law or equity.

33.        Each party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Quotation.

34.        No waiver of any breach of this Quotation will be a waiver of any preceding or succeeding breach. No waiver of any right under this Quotation will be construed as a waiver of any other right. No notice will be required to enforce strict adherence to all terms of this Quotation.

35.        Entire Agreement. This Quotation constitutes the entire agreement by the parties related to the Project, the Product and the materials and services to be provided hereunder. Any previous written acknowledgement, statement or prior understanding between the parties related to the Project, other than the CDA, is superceded by this Quotation. This Quotation may not be modified except in a writing executed by an authorized representative of each party.

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ATTACHMENT B

SPECIFICATIONS

I. Client-Supplied Materials

[ * ]

II. Raw Materials

1)	[ * ]

2)	[ * ]

3)	[ * ]

4)	[ * ]

5)	[ * ]

III. Product Specifications

[ * ]

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ATTACHMENT C

UNIT PRICING AND FEES

Client’s projected date of Launch: To be included via an amendment to the Agreement by the parties pursuant to Section 1.17 of the Agreement.

UNIT PRICING*
Product	Dosage Form / Unit Strength	Initial Unit Price
Pirfenidone	Capsules	$[ * ] per thousand

* One unit is [ * ] ([ * ]) capsules. Prices do not include cost of API, tooling or other Product-specific capital items (other than those items specified in Section 2.4), artwork, shipping, insurance or duty. Prices also do not include any testing, retesting or testing supplies other than as expressly set forth in the Specifications. Prices are based on certain assumptions as to manufacturing processes, storage conditions, etc., including those set forth in that Validation Services Quotation (as defined in Section 2.1 of the Agreement). Accordingly, prices are subject to adjustment in the event any such assumptions are subject to revision in connection with the validation of the Product under the Validation Services Quotation; provided, however that any price adjustment shall be strictly proportional to changes arising from the specific changes in assumptions and be adequately supported.

ADDITIONAL FEES
Type of Fee	Amount	Payable
Product Maintenance Fee	$[ * ]	[ * ] Per Section 7.1(C)
Additional Audits (beyond QAA Allowance)	Per Quality Agreement	Net [ * ] Days following invoice
Additional Copies (beyond QAA Allowance) of Documents	Per Quality Agreement	Net [ * ] Days following invoice
Excess Site Visits, greater than [ * ] but not more than [ * ] calendar man-days	$[ * ]	Net [ * ] Days following invoice
Additional Excess Site Visits, greater than [ * ] calendar man-days	$[ * ]	Net [ * ] Days following invoice

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ATTACHMENT D

QUALITY AGREEMENT

See attached.

[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

QUALITY AGREEMENT

BY AND BETWEEN

InterMune, Inc.

3280 Bayshore Blvd.

Brisbane, CA 94005

(hereafter called “INTERMUNE”)

Approved by:

InterMune, Inc.

By:	/s/ Sandy Mohan	Date: 9/11/09
Sandy Mohan
Vice President, Quality Assurance

AND

Catalent Pharma Solutions, LLC 1100 Enterprise Drive Winchester, KY 40391 USA (hereafter called “CATALENT”) Approved by: CATALENT Pharma Solutions, LLC

By:	/s/ Jeremy Nash	Date: 9/15/09
Jeremy Nash Director, Quality Systems

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Page i

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1.	QUALITY AGREEMENT

1.1	Purpose

This QUALITY AGREEMENT shall serve to define the quality requirements and obligations placed upon CATALENT and INTERMUNE with respect to the manufacturing, testing, storage, packaging, labeling, certification and delivery of PRODUCT.

1.2	Scope

This QUALITY AGREEMENT applies to the development and manufacture of clinical and commercial supplies of Pirfenidone PRODUCT (defined in the Agreement as the “PRODUCT”).

This QUALITY AGREEMENT covers any PRODUCT intended for supply to any TERRITORY that applies the same PRODUCT SPECIFICATIONS and release requirements as contained in approved filings in the European Union and/or the United States of America. If PRODUCT is intended for supply to a TERRITORY that does not apply the same PRODUCT SPECIFICATIONS and release requirements as the European Union or the United States of America, the PARTIES shall agree on terms consistent with the regulatory requirements specific to that TERRITORY.

PRODUCT will be manufactured at CATALENT, Winchester, while packaging will be performed at Catalent, Philadelphia. Stability testing will be performed at Catalent, Somerset. This AGREEMENT is between INTERMUNE and CATALENT, Winchester.

1.3	Relationship to Supply Agreement

This QUALITY AGREEMENT shall supplement the SUPPLY AGREEMENT between CATALENT and INTERMUNE.

In the event of a conflict between any of the provisions of the Supply Agreement and the Quality Agreement with respect to quality-related activities, including compliance with CGMP, the provisions of the Quality Agreement shall govern. In the event of a conflict between any of the provisions of the Supply Agreement and the Quality Agreement with respect to any commercial matters, including allocation of risk, liability and financial responsibility, the provisions of the Supply Agreement shall govern

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1.4	Definitions

1.4.1	“API” shall mean the compound pirfenidone whose chemical composition is [ * ], as further described in the SPECIFICATIONS.

1.4.2	“APPLICABLE LAWS” means all laws, ordinances, rules and regulations within the Territory applicable to the PROCESSING of PRODUCT and the obligations of CATALENT or INTERMUNE, as the context requires, including, without limitation, (i) all applicable federal, state and local laws and regulations of each Territory; (ii) the U.S. Federal Food, Drug and Cosmetic Act, and (iii) the “GMPs.” APPLICABLE LAWS shall also include all laws, ordinances, rules and regulations applicable in TERRITORIES added to this QUALITY AGREEMENT after the Effective Date of this Agreement, solely to the extent Customer or its designee has provided written copies of such laws to CATALENT prior to CATALENT PROCESSING PRODUCT under this QUALITY AGREEMENT. Copies of all laws shall be in the English language.

1.4.3	“BATCH RECORD” shall mean the written documentation of the manufacture of a lot of PRODUCT.

1.4.4	“CATALENT” shall mean the company known as Catalent Pharma Solutions, LLC, located at 1100 Enterprise Drive, Winchester, Kentucky, 40391.

1.4.5	“CERTIFICATE OF ANALYSIS (COA)” is a listing of all results for tests conducted on samples of the lot of PRODUCT compared to the SPECIFICATIONS defined by INTERMUNE and listed in regulatory applications, and applicable compendia.

1.4.6	“CERTIFICATE OF COMPLIANCE (COC)” is a statement that the lot of PRODUCT was manufactured, packaged and tested in accordance with CGMPs, identifies the master batch record documents, and lists any incident reports, investigations and corrective and/or preventative actions (CAPA) identified associated with the lot of PRODUCT.

1.4.7	“CLINICAL PRODUCT” shall mean drug that is used as a test material in a human clinical trial.

1.4.8	“CMC” shall mean the Chemistry, Manufacturing and Controls section of the IND or NDA.

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1.4.9	“COMMERCIAL PRODUCT” shall mean a drug that has been approved for sale.

1.4.10	“COMPONENTS” shall mean the EXCIPIENTS and packaging and labeling materials necessary to manufacture the PRODUCT in accordance with the PRODUCT SPECIFICATIONS. API is not included as part of the PRODUCT COMPONENTS.

1.4.11	“CRITICAL DEVIATION” shall mean a departure from an approved instruction or established standard that will affect the safety, identity, strength, purity and/or quality of a PRODUCT.

1.4.12	“DATE OF MANUFACTURE” shall mean the date that the Active Pharmaceutical Ingredient is added to other components during the PROCESS.

1.4.13	“EXCIPIENTS” shall mean the PRODUCT COMPONENTS, other than packaging and labeling components, required to manufacture the Bulk PRODUCT in accordance with the PRODUCT SPECIFICATIONS.

1.4.14	“FACILITY” means CATALENT’s facility located in Winchester, Kentucky or such other facility as agreed upon by the parties in writing.

1.4.15	“FINAL RELEASE” shall mean the release of PRODUCT by INTERMUNE after such PRODUCT has been released by CATALENT.

1.4.16	“FDA” shall mean the United States Food and Drug Administration.

1.4.17	“GMPs” or “CGMPs” shall mean the current Good Manufacturing Practices for Finished Pharmaceuticals promulgated by the FDA, as amended from time to time. GMPs shall also include good manufacturing practice regulations promulgated by a REGULATORY AUTHORITY in a Territory added to this Agreement after the Effective Date of this QUALITY AGREEMENT.

1.4.18	“IND” shall mean Investigational New Drug (Application).

1.4.19	“INTERMUNE” shall mean InterMune, Inc. located at 3280 Bayshore Boulevard, Brisbane, California, 94005.

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1.4.20	“MAJOR DEVIATION” shall mean a departure from an approved instruction or established standard that may effect the safety, identity, strength, purity and/or quality of a PRODUCT.

1.4.21	“MARKETING AUTHORIZATION APPLICATION” shall mean an application for marketing authorization which has not yet been approved by the FDA or other REGULATORY AUTHORITY, including without limitation, FDA New Drug Application, FDA Abbreviated New Drug Application, and other similar marketing applications promulgated by Regulatory Authorities.

1.4.22	“MARKETING AUTHORIZATIONS” shall mean any approved application for marketing authorization, including without limitation, FDA New Drug Application, FDA Abbreviated New Drug Application, and other similar MARKETING AUTHORIZATIONS promulgated by Regulatory Authorities.

1.4.23	“MASTER BATCH RECORDS” shall mean the approved instructions for the manufacture of a lot of DRUG PRODUCT.

1.4.24	“MANUFACTURER’S RELEASE” means CATALENT QAs formal approval indicating suitability of the PRODUCT for release by INTERMUNE QA.

1.4.25	“MINOR DEVIATION” shall mean a departure from an approved instruction or established standard that does not effect the safety, identity, strength, purity and/or quality of a DRUG PRODUCT.

1.4.26	“NDA” shall mean New Drug Application.

1.4.27	“OUT OF SPECIFICATION (OOS)” means a result that does not meet the approved SPECIFICATIONS.

1.4.28	“PAI” shall mean any pre-approval inspection by REGULATORY AUTHORITIES.

1.4.29	“PARTIES” shall mean CATALENT and INTERMUNE.

1.4.30	“PRODUCT SPECIFICATIONS” shall mean the SPECIFICATIONS for the PRODUCT as agreed upon by the PARTIES, as such SPECIFICATIONS may be amended from time to time by mutual written agreement of the PARTIES, including, without limitation such amendments as may be required to obtain PRODUCT Approval.

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1.4.31	“PROCESS” or “PROCESSING” means the compounding, filling or pressing, producing and bulk packaging (but not secondary or retail packaging) of the API and any other Client-supplied Materials as applicable and Raw Materials into Product, in accordance with the Specifications and under the terms of this Agreement and “Processed” has the meaning correlative to the foregoing.

1.4.32	“PRODUCT” shall mean the fully compounded bulk pharmaceutical product containing the API that has been Processed in accordance with the SPECIFICATIONS. “

1.4.33	“QUALITY AGREEMENT” shall mean a written legal agreement that defines mutually agreed expectations for compliance to GMPS and other applicable regulations by all PARTIES.

1.4.34	“REGULATORY AUTHORITY” shall mean the international, federal, state or local governmental or regulatory bodies, agencies, departments, bureaus, courts or other entities in the Territory (including but not limited to the United States Food and Drug Administration and the European Medicines Agency (EMEA)) responsible for (A) the regulation (including pricing) of any aspect of pharmaceutical or medicinal products intended for human use or (B) health, safety or environmental matters generally. “.

1.4.35	“RETESTING” shall mean the additional analysis of a test sample as part of an OOS investigation, which may include re-sampling, if the original sample is depleted or it’s handling is in question.

1.4.36	“SISPQ” shall mean safety, identity, strength, purity and quality.

1.4.37	“SPECIFICATIONS” means the procedures, requirements, standards, quality control testing and other data and the scope of services as set forth in Attachment B, along with any valid amendments or modifications thereto, in accordance with Article 8 of the Supply Agreement.

1.4.38	“STANDARD OPERATING PROCEDURES” (SOPs) shall mean the written practices in effect at CATALENT which have been approved by CATALENTs Quality Assurance department and which are applicable to the PROCESS.

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1.4.39	“SUPPLY AGREEMENT” shall mean a written legal agreement that defines mutually agreed expectations for the manufacture, storage and shipping of DRUG PRODUCT as well as financial compensation for services rendered and agreed upon by all PARTIES.

1.4.40	“TERRITORIES” means the [ * ] existing during the term of this Agreement, as well as [ * ], and any other country that the parties agree in writing to add to this definition of Territory in an amendment to this Agreement.

1.4.41	“TEST METHOD” shall mean a procedure for the analysis of PRODUCT, COMPONENTS, or API.

1.4.42	“VALIDATION MASTER PLAN” shall mean a high level written strategy for the overall setup, installation, operation and/or performance of various parameters critical to the lifecycle of the PRODUCT, COMPONENT, TEST METHOD or PROCESS.

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2.	QUALITY CONTACTS

INTERMUNE

InterMune, Inc.

3280 Bayshore Blvd.

Brisbane, CA 94005

David Schmidt,

Senior Director, Quality Assurance

Phone: ######

Fax: ######

E-mail: ######

CATALENT

CATALENT Pharma Solutions, LLC

1100 Enterprise Dr.

Winchester, KY 40391

Jeremy Nash

Title: Director, Quality Systems

Phone: ######

Fax: ######

E-mail: ######

3.	TERM AND TERMINATION OF AGREEMENT

This QUALITY AGREEMENT shall become effective and binding upon approval by both CATALENT and INTERMUNE. This QUALITY AGREEMENT will expire or terminate automatically upon the expiration or termination of the SUPPLY AGREEMENT. Notwithstanding the expiration or termination of this QUALITY AGREEMENT, the rights and obligations of Retain Samples, PRODUCT Complaints and Recalls, Records Retention and Regulatory Compliance of this QUALITY AGREEMENT shall survive.

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4.	GENERAL STATEMENT

4.1	Both CATALENT and INTERMUNE shall operate in compliance with CGMP requirements and all APPLICABLE LAWS, regulations, and local laws concerning manufacture, quality assurance and quality control of the PRODUCT.

4.2	The detailed steps with regard to the Services to be fulfilled by CATALENT are listed in the SUPPLY AGREEMENT. The tasks and responsibilities to be carried out by the PARTIES under this QUALITY AGREEMENT are listed in detail herein.

5.	MANUFACTURING AND CGMP COMPLIANCE

5.1	Premises

5.1.1	CATALENT will perform required operations for manufacturing activities at its Winchester, Kentucky FACILITY.

5.1.2	CATALENT shall be responsible for maintaining CGMP compliance of all operations, including manufacturing, testing, storage, packaging, labeling, certification and delivery of PRODUCT.

5.1.3	CATALENT will maintain controlled access to the premises according to established CATALENT systems and procedures.

5.2	Active Pharmaceutical Ingredient (API)

5.2.1	INTERMUNE is responsible for providing CATALENT with API that meets SPECIFICATIONS and a CERTIFICATE OF ANALYSIS from the API vendor.

5.2.2	INTERMUNE is responsible for qualifying the API manufacturer to ensure full compliance with GMPs and APPLICABLE LAWS and will provide CATALENT with a statement of qualification for each API manufacturer.

5.2.3	CATALENT and INTERMUNE are responsible for creating and approving SPECIFICATIONS for API.

5.2.4	CATALENT is responsible for sampling, testing, and releasing each lot of API according to internal SOPs and approved SPECIFICATIONS.

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5.2.5	CATALENT will store the API at the facilities in accordance with the API SPECIFICATIONS until manufacture of the PRODUCT.

5.3	Components

5.3.1	CATALENT is responsible for ensuring that all COMPONENTS procured by CATALENT for use in the PRODUCT are in full compliance with SPECIFICATIONS. CATALENT will only use COMPONENTS released by its Quality Department in accordance with CATALENT SOPs.

5.3.2	CATALENT is responsible for auditing and qualifying vendors of COMPONENTS used in PRODUCT according to approved internal procedures.

5.3.3	CATALENT is responsible for creating SPECIFICATIONS for COMPONENTS. CATALENT and INTERMUNE are responsible for approving such SPECIFICATIONS.

5.3.4	CATALENT is responsible for ensuring that all COMPONENTS are stored properly, appropriately sampled and tested according to CATALENT SOPs upon receipt, used correctly, and traceable to the relevant CERTIFICATE OF ANALYSIS.

5.3.5	INTERMUNE is responsible for ensuring that COMPONENTS provided by INTERMUNE (if any) for use in the PRODUCT are in full compliance with the registered SPECIFICATIONS and are accompanied by a CERTIFICATE OF ANALYSIS

5.4	Production

5.4.1	CATALENT is responsible for creating PRODUCT-specific master documents (e.g. MASTER BATCH RECORDS, SPECIFICATIONS and analytical procedures) according to its established formats and approved procedures. CATALENT and INTERMUNE are is responsible for approving PRODUCT-specific master documents.

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5.4.2	CATALENT is responsible for maintaining any SOPs required to manufacture, test, store, disposition for release PRODUCT, and destroy materials, in accordance with applicable CGMP regulations.

5.4.3	CATALENT is responsible for maintenance, qualifications and validation of the FACILITY, equipment, instruments, computer systems and PROCESSES associated with the PRODUCT, including cleaning validation and PRODUCT changeover procedures.

5.4.4	CATALENT will manufacture the PRODUCT in a suitably controlled environment and such facilities will be regularly monitored for parameters critical to the PROCESS to demonstrate compliance with (i) applicable CGMP guidelines and (ii) any conditions registered in the NDA or IND application.

5.4.5	CATALENT is responsible for performing manufacturing operations (including in-PROCESS testing) in accordance with the approved Master Batch records and SPECIFICATIONS. CATALENT will not rework PRODUCT batches.

5.4.6	CATALENT is responsible for labeling bulk PRODUCT in accordance with the SPECIFICATIONS.

5.4.7	CATALENT is responsible for packaging PRODUCT in accordance with the SPECIFICATIONS and for shipping PRODUCT upon FINAL RELEASE to final packaging and labeling site.

5.4.8	INTERMUNE will have the option to be present in the plant during all PRODUCT-related activities in accordance with the required notice period of the Supply Agreement.

5.4.9	CATALENT and INTERMUNE are jointly responsible for performing PRODUCT specific investigations.

5.4.10	CATALENT will store the bulk PRODUCT in accordance with the SPECIFICATIONS pending release of the PRODUCT to the packaging FACILITY.

5.4.11	CATALENT is responsible for periodic trending of manufacturing data, as agreed upon by both PARTIES.

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5.5	Lot Codes and Expiration Date

5.5.1	CATALENT will assign and apply lot codes and expiration dates on the bulk PRODUCT on a lot-by-lot basis per STANDARD OPERATING PROCEDURES.

5.5.2	INTERMUNE is responsible for providing the approved PRODUCT Expiration Date.

5.6	Storage and Shipment

5.6.1	CATALENT will store the bulk PRODUCT under conditions specified by PRODUCT label requirements as supplied by INTERMUNE. CATALENT will ensure that during storage before shipping of the PRODUCT, appropriate controls are in place to insure that there is no interference, theft, contamination, or mixture with any other products or materials. INTERMUNE will provide details of any labeling requirements, container sealing and integrity, and storage and shipping conditions for the PRODUCT.

5.6.2	The PRODUCT will be labeled and packaged according to instructions provided to CATALENT in writing by INTERMUNE and complying with CGMP.

5.6.3	CATALENT will maintain proper segregation of the PRODUCT according to established CATALENT systems and procedures. Different types of products will not be mixed on a single pallet.

5.6.4	Only PRODUCT that has completed FINAL RELEASE will be shipped by CATALENT to INTERMUNE-designated locations approved by INTERMUNE. CATALENT can ship commercial PRODUCT that is under quarantine to other Catalent sites mentioned in the Scope of this document. Shipment of Clinical Trial Materials (“CTM”) that are under quarantine requires prior written consent from INTERMUNE Quality Assurance.

6.	QUALITY UNIT

6.1	Product Testing

6.1.1	CATALENT shall conduct release testing on every batch of PRODUCT and issue a COA.

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6.1.2	Each in-process test performed by CATALENT shall have defined acceptance criteria (i.e. action limit) and each PRODUCT release test shall have a SPECIFICATION assigned. Changes to the TEST METHODS, acceptance criteria, or SPECIFICATIONS shall be handled under Change Control.

6.1.3	INTERMUNE may perform testing to confirm CATALENT test results, [ * ]. Dispute resolution for conflicting test data shall be handled in accordance with this Quality Agreement.

6.1.4	CATALENT will provide INTERMUNE with a list of all contract test laboratories and services provided in support of PRODUCT.

6.1.5	CATALENT shall ensure the compliance with CGMPs of any testing laboratories that may be contracted by CATALENT to perform its testing of the PRODUCT or materials used in the manufacture of the PRODUCT.

6.1.6	CATALENT shall conduct OOS investigations in accordance with its approved procedures and inform INTERMUNE within [ * ] ([ * ]) working days by e-mail or facsimile of any OOS investigation requiring RETESTING of a batch or any confirmed OOS.

6.1.7	INTERMUNE and CATALENT are jointly responsible for approving investigation reports for all OOSs.

6.1.8	CATALENT shall provide a OOS investigation report to INTERMUNE with the release documentation for the PRODUCT.

6.2	Deviations

6.2.1	CATALENT shall fully investigate, evaluate, and document any CRITICAL DEVIATION, MAJOR DEVIATION or MINOR DEVIATION occuring during the course of manufacturing, testing, packaging, labeling, storage, and shipping of the PRODUCT in accordance with approved procedures

6.2.2	CATALENT shall notify INTERMUNE, in writing, of any CRITICAL DEVIATION or MAJOR DEVIATION related to the PRODUCT, including any previously shipped DRUG PRODUCT batches. For MAJOR DEVIATIONS this notification will occur within [ * ] ([ * ]) working days after being notified of the deviation. For CRITICAL

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DEVIATIONS, this notification should occur as soon as reasonably practicable.

6.2.3	INTERMUNE and CATALENT are jointly responsible for approving investigation results for CRITICAL DEVIATIONS and MAJOR DEVIATIONS.

6.2.4	CATALENT shall provide a list of all DEVIATIONS to INTERMUNE with the release documentation for the PRODUCT.

6.3	Lot Disposition

6.3.1	CATALENT QA is responsible for the MANUFACTURER’S RELEASE of PRODUCT. INTERMUNE QA is responsible for the FINAL RELEASE of PRODUCT.

6.3.2	CATALENT QA reviews and approves BATCH RECORDS according to its approved internal procedures.

6.3.3	The executed batch record must be reviewed by both CATALENT and INTERMUNE for a period of time (“Initial Period”) that is mutually agreed upon. Initial Period is the period of time related to the manufacturing of the Process Validation lots and ([ * ]) PRODUCT batches after the Process Validation campaign. After CATALENT review and approval of the manufacturing batch record and analytical test results, CATALENT will send copies of the following documentation to INTERMUNE QA for its review:

•	Copies of executed BATCH RECORDS and analytical data

•	Copies of MINOR AND MAJOR DEVIATION reports and investigations associated with the batch.

•	Certificate of Analysis (COA)

•	Certificate of Compliance (COC)

After the completion of the Initial Period, CATALENT will send

•	Certificate of Analysis;

•	Certificate of Compliance;

•	A list of all batch deviations;

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•	Copies of all deviation and OOS/OOT investigations and sheet (“Reconciliation Sheet”) which reports miscellaneous batch information. The specific batch information to be included on the Reconciliation Sheet will be developed and mutually agreed to by both parties. Examples of the type of information for the Reconciliation Sheet include, Kg of Product per batch, a list of investigations for deviations or OOS per batch, in-process yields, etc.

6.3.4	CATALENT QA shall release PRODUCT batches to INTERMUNE within [ * ] days from the last unit operation.

6.3.5	For the FINAL RELEASE, INTERMUNE QA shall review all deviations and investigations as part of its review and release process.

6.3.6	INTERMUNE will review the PRODUCT batch records and all associated documentation and provide comments to CATALENT within [ * ] ([ * ]) calendar days of receiving the documentation. CATALENT agrees to respond to the comments and any deficiencies or discrepancies within [ * ] ([ * ]) business days.

6.3.7	CATALENT will provide additional requested information (e.g., investigation reports, summary of SOPs) to INTERMUNE in order for INTERMUNE to complete the disposition of the PRODUCT.

6.3.8	INTERMUNE shall notify CATALENT of its disposition of the PRODUCT in writing. PRODUCT cannot be shipped until CATALENT receives the INTERMUNE FINAL RELEASE.

6.3.9	Conforming and Non-conforming Product

6.3.9.1	After the approval by CATALENT of the batch production records, INTERMUNE shall review the Certificate of Analysis and other documentation provided by CATALENT to determine whether the Product conforms to the Product Specifications (including the master batch record) and was produced in compliance with CGMPs (including compliance with CATALENT’s current SOPs).

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6.3.9.2	If INTERMUNE believes that any batch of Product is non-conforming, it shall notify CATALENT by phone within the required time period (with prompt confirmation of such notice in writing by fax or overnight courier), including such detailed explanation as INTERMUNE can then offer for such non-conformity based on the information then available to INTERMUNE. Upon receipt of such oral notice from INTERMUNE, CATALENT will investigate such alleged non-conformity diligently within [ * ] ([ * ]) days.

6.3.9.3	If CATALENT agrees that the Product is non-conforming, CATALENT will deliver to INTERMUNE a corrective action plan within such [ * ] ([ * ]) business day period or such additional time as is reasonable required, as mutually agreed upon by the Parties if such investigation requires data from sources other than CATALENT or INTERMUNE.

6.3.9.4	If CATALENT does not agree that the Product is non-conforming, CATALENT will so notify INTERMUNE by telephone within [ * ] ([ * ]) days (with prompt confirmation of such notice in writing by fax or overnight courier), including such detailed explanation as CATALENT can then offer based on the information then available to CATALENT.

6.3.9.5	If the Parties dispute whether the Product is conforming or non-conforming or whether the non-conformance was caused by CATALENT or INTERMUNE, samples of the Product will be submitted to a mutually acceptable Third Party testing laboratory for resolution, whose determination of conformity or non-conformity and the party responsible therefore shall be binding on the Parties. [ * ].

6.3.9.6	Product cannot be deemed non-conforming based solely on attributes listed as information only or a specification of “record.”

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6.4	Reserve Samples

6.4.1	CATALENT will store and inspect retain samples of PRODUCT, API, and EXCIPIENTS according to CATALENT SOPs. The amount of sample retained will be at least twice the quantity required to carry out all of the tests required to determine if the material meets its SPECIFICATIONS.

6.4.2	CATALENT will retain samples of the PRODUCT for at least [ * ] ([ * ]) year beyond the expiry period and will retain samples of API for at least [ * ] year after expiration date of the last lot of PRODUCT that the API was used in.

6.4.3	For clinical trial materials that do not have an expiration date, reserve samples shall be maintained for a period not less than [ * ] ([ * ]) years from the conclusion of the trial in which the lots were used. Prior to the destruction of any such sample, CATALENT shall give written notice thereof to INTERMUNE, and INTERMUNE shall have the right to request, receive and retain such samples.

6.4.4	For other components or EXCIPIENTS used in the manufacture or packaging of the PRODUCT, sufficient samples shall be retained, per CATALENT internal procedures.

6.5	Records Retention

6.5.1	CATALENT will retain, at a minimum, lot production records for the PRODUCT and COMPONENTS for a period of [ * ] ([ * ]) years from the date of disposition by InterMune, or such longer period of time as may be required by applicable regulatory requirements. CATALENT will retain validation records and associated documentation according to CATALENT’s SOPs.

6.5.2	CATALENT will notify INTERMUNE prior to destruction of PRODUCT related records.

6.6	Product Complaints

6.6.1	INTERMUNE is responsible for receiving and initially investigating any PRODUCT complaints, whether they are quality or patient-related. INTERMUNE will notify CATALENT of any problems thought to be due to manufacturing or shipping of the PRODUCT.

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6.6.2	When requested by INTERMUNE, CATALENT will promptly perform investigations for these problems. Investigation reports should be completed within [ * ] ([ * ]) calendar days following the date of receipt of the complaint by CATALENT.

6.6.3	INTERMUNE is responsible for reporting any complaint to the appropriate REGULATORY AUTHORITY including adverse drug events reports.

6.6.4	Any complaint received by CATALENT will be forwarded to INTERMUNE within [ * ] ([ * ]) business day.

6.7	Product Recalls

6.7.1	INTERMUNE, with data and assistance provided by CATALENT, is responsible for filing field alerts and initiating PRODUCT recalls when necessary. INTERMUNE will provide CATALENT with a copy of any regulatory correspondence related to field alerts or recalls.

6.7.2	In the event that CATALENT has reason to believe that any PRODUCT should be recalled or withdrawn from distribution, CATALENT shall promptly inform INTERMUNE in writing.

6.7.3	INTERMUNE shall notify the FDA, and any applicable foreign regulatory agencies of any PRODUCT recall, and shall be responsible for coordinating all necessary activities regarding the action taken.

6.7.4	CATALENT and INTERMUNE agree to cooperate fully regarding any proposed recall, PRODUCT withdrawal, or field correction; and the PARTIES agree to keep each other advised, and to exchange copies of such documentation as may be required, to assure regulatory compliance.

7.	VALIDATION

7.1	CATALENT shall ensure that all PROCESS, equipment, utilities, facilities, computer, cleaning and method validations are compliant to manufacture, test, package, and label PRODUCT according to its approved procedures and shall ensure that PROCESS, equipment, computer systems, cleaning procedures and analytical methods remain in a validated state.

7.2	CATALENT will generate a VALIDATION MASTER PLAN.

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7.3	PROCESS, cleaning, and TEST METHOD validation protocols and reports related to the PRODUCT will be reviewed and approved by INTERMUNE. A copy of each approved PRODUCT, PROCESS, and TEST METHOD validation protocol and report shall be forwarded to INTERMUNE.

8.	CHANGE MANAGEMENT

8.1	Change Control Request Initiated by CATALENT

8.1.1	CATALENT will follow change control procedures for all changes that may or may not affect the safety, identity, strength, purity, or quality (SISPQ) of the PRODUCT.

8.1.2	CATALENT will not make changes that may affect the safety, identity, strength, purity or quality (SISPQ) of the PRODUCT relating to the CGMP manufacture of PRODUCT without obtaining prior written approval of INTERMUNE. The changes may include the following but are not limited to, changes in PRODUCT SPECIFICATIONS, TEST METHOD, equipment, COMPONENTS, API or PROCESS, SOPs and/or batch records relating to the CGMP manufacturing of PRODUCT.

8.1.3	CATALENT shall provide INTERMUNE with the most current version of the MASTER BATCH RECORDS and SPECIFICATIONS for PRODUCT, COMPONENTS and TEST METHODS. Any authorized changes will be implemented consistent with CATALENT SOPs. Any changes which are determined by CATALENT not to affect the safety, identity, strength, purity or quality (SISPQ) of the PRODUCT will be documented and forwarded to INTERMUNE.

8.2	Change Control Request Initiated by INTERMUNE

8.2.1	Changes requested by INTERMUNE that are to be implemented at CATALENT will be approved in writing by both INTERMUNE and CATALENT according to appropriate SOPs. Once the change has been implemented, CATALENT must forward a copy of the completed change implementation documents to INTERMUNE.

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9.	REGULATORY COMPLIANCE

9.1	Regulatory Inspections

9.1.1	INTERMUNE and its licensees shall inform CATALENT (and vice versa) with as much advance notice as possible, but at least within [ * ] ([ * ]) business day of notification, of any regulatory activities of which they become aware that could reasonably be expected to prompt an Inspection at CATALENT involving the PRODUCT (e.g. pre-approval or for cause Inspections).

9.1.2	CATALENT will inform INTERMUNE within [ * ] ([ * ]) business day of any regulatory inspections that may involve the PRODUCT and permit representative(s) from INTERMUNE Quality to be present. If they choose not to be present, then INTERMUNE shall receive daily updates of the inspection. Updates will be scheduled at times that are convenient to CATALENT.

9.1.3	CATALENT will secure INTERMUNE’s agreement prior to making any commitment to a regulatory agency regarding PRODUCT.

9.1.4	CATALENT will inform INTERMUNE within [ * ] ([ * ]) business day, in writing, of any regulatory issue that impact the ability to manufacture the PRODUCT.

9.1.5	For regulatory observations that specifically involve the PRODUCT, CATALENT shall hold discussions with INTERMUNE sufficiently in advance of any CMC commitment to a regulatory agency. INTERMUNE shall prepare and/or comment on CATALENT proposed responses within time commitments needed to address regulatory concerns. INTERMUNE and CATALENT have joint final approval for the PRODUCT responses to be submitted.

9.1.6	For regulatory observations that involve any quality, production, material, laboratory, facilities, equipment or packaging system-related CGMP issues, which are not specific to the PRODUCT, CATALENT has final approval for the responses to be submitted.

9.1.7	CATALENT shall provide INTERMUNE, upon request, with copies of completed regulatory Inspection reports and responses. In each case said reports shall be purged only of trade secret or other confidential or proprietary information of CATALENT that is unrelated to its obligations under this QUALITY AGREEMENT or is unrelated to PRODUCT, prior to filing the response.

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9.2	Regulatory Actions

9.2.1	INTERMUNE will notify CATALENT of any regulatory actions on the PRODUCT that may impact CATALENT. INTERMUNE will promptly forward any regulatory correspondence on the PRODUCT to CATALENT.

9.2.2	CATALENT agrees to supply INTERMUNE with any manufacturing, testing, or storage data within [ * ], if requested, as the result of a regulatory inspection, or a potential regulatory exposure such as a recall, field alert, or significant PRODUCT complaint.

9.3	Regulatory Affairs

9.3.1	INTERMUNE is responsible for [ * ].

9.3.2	CATALENT will support the preparation of the regulatory submission section of the NDA (for example, review. the Quality sections of the NDA).

9.3.3	CATALENT will support the review of all documentation provided to INTERMUNE to support regulatory submission.

9.3.4	INTERMUNE will be responsible for making final decisions regarding CMC regulatory strategy.

9.3.5	INTERMUNE will provide a copy of final regulatory submissions to CATALENT Quality Assurance for reference during inspections.

9.3.6	CATALENT will provide support for INTERMUNE with respect to proposing appropriate CMC regulatory strategies and identifying potential regulatory consequences for issues involving PRODUCT.

9.3.7	INTERMUNE is responsible for preparing any Annual Report as required by applicable regulations. At least [ * ] ([ * ]) calendar days before the Annual Report due date, INTERMUNE shall request in writing from CATALENT the chemistry, manufacturing, and controls data required for submission of the Annual Report. CATALENT will provide the requested information to INTERMUNE within [ * ] ([ * ]) calendar days of the request.

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9.4	Right to Audit

9.4.1	Upon reasonable notice to CATALENT, CATALENT shall permit INTERMUNE or its mutually agreed upon appointed representatives (hereinafter “Auditors”) to conduct audits of all documents, procedures and facilities of CATALENT applicable to PRODUCT for the purposes described herein (hereinafter an “Audit”).

9.4.2	INTERMUNE or its Auditors may have access to CATALENT for routine audit purposes [ * ] a year for [ * ] ([ * ]) to [ * ] ([ * ]) days with up to [ * ] ([ * ]) Auditors for [ * ] PRODUCT.

9.4.3	Any Auditor conducting an audit shall be advised of confidentiality obligations, shall be instructed on relevant CATALENT security policies and shall follow such security and FACILITY access procedures as are reasonably designated by CATALENT.

9.4.4	Further audits or additional Auditors may be accommodated by mutual agreement. Such audits shall be conducted during regular business hours.

9.4.5	INTERMUNE and its Auditors shall be entitled to (a) conduct “for cause” investigative audits to address significant PRODUCT quality or safety problems, and (b) perform on-site reviews of completed PRODUCT BATCH RECORDS.

9.4.6	For Cause audits shall relate to significant operational concerns at CATALENT, and may include, but are not limited to, lot rejection by INTERMUNE, unresolved OOS investigations, an FDA Warning Letter or any deficiency letter issued by a Health Authority, as they pertain to systems or observations associated with the testing of PRODUCT. Such inspections or audits, to the extent reasonably practical, shall be conducted in a manner that shall not materially interrupt or impair any significant operations at CATALENT.

9.5	Audit Closeout

9.5.1	An exit meeting shall be held between representatives from CATALENT and INTERMUNE and/or its Auditors to discuss significant audit observations.

9.5.2	INTERMUNE shall provide a written notification of all Audit observations within [ * ] ([ * ]) business days to CATALENT.

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9.5.3	CATALENT shall provide INTERMUNE with a written response within [ * ] ([ * ]) business days of receiving the written notification of audit observations from INTERMUNE. CATALENT shall use its best efforts to correct all noted deficiencies as soon as practicable.

10.	ANNUAL PRODUCT REVIEW, ANNUAL REVIEW

10.1	Annual Product Review –Commercial Product

CATALENT will supply INTERMUNE with the information necessary for INTERMUNE to perform an Annual Product Review for the PRODUCT. All information should be reported whether or not it affects the safety, identity, strength, purity or quality (SISPQ) of the Product. Such information represents activities that occurred at CATALENT in the manufacturing, testing, storage or validation of the Product in the previous year, and a summary of lots made, released, and rejected, analytical test results (finished product and in-process) and trends, trends of critical process parameters, summaries of investigations, deviations, change controls, corrective actions, etc.

CATALENT will send INTERMUNE a copy of [ * ] executed batch record on an annual basis after the Initial Period.

10.2	Annual Review - Clinical Trial Material

CATALENT will perform an Annual Review for the product and will issue a report to INTERMUNE. This report will cover all manufacturing and testing performed by CATALENT. Changes to the manufacturing process, testing or validation of the Product will be reviewed on an annual basis and a summary of lots produced, released and rejected will be provided.

11.	DISPUTE RESOLUTION

11.1	Non-Conformity Dispute

In the event that a dispute arises between CATALENT and INTERMUNE regarding the nonconformity of a lot of the PRODUCT, or regarding other matters, then both companies shall in good faith promptly attempt to resolve disputed issues. INTERMUNE may only dispute a lot of PRODUCT which has been Dispositioned for Release by CATALENT. Financial liability shall be determined according to the SUPPLY Agreement. INTERMUNE Quality Representatives will resolve any disputes or conflicts relating to this QUALITY AGREEMENT in a timely

InterMune/Catalent - KY Quality Agreement	Confidential

[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

and equitable manner, in compliance with all applicable regulatory requirements, and in accordance with CCGMPs. Such resolutions shall be in writing and will be signed by CATALENT and INTERMUNE. If any issue remains unresolved for more than [ * ] ([ * ]) business days, senior corporate representatives from each party will meet to resolve the issue.

11.2	Test Result Dispute

In the event that a dispute arises between CATALENT and INTERMUNE in the testing performed by CATALENT for the PRODUCT, the resolution will proceed in stages. The first stage requires direct communication between Quality representatives from both Parties to determine that the methods of analysis are the same and are being executed in the same manner at both sites. Second, carefully controlled and split samples according to a mutually agreed upon plan should be sent from one site to another in an attempt to reach agreement. Should there be a failure to achieve resolution, analysts from both parties will be required to meet to work through the analysis of a mutually agreeable sample. If these actions fail to achieve resolution, and only after these avenues have been exhausted, a qualified referee laboratory will be used to achieve resolution. This laboratory must be agreeable to both parties prior to use. The results from this referee laboratory will be used as final authority to determine responsibilities, but whatever the outcome, INTERMUNE retains the right to determine Product release status.

12.	MISCELLANEOUS

12.1	Amendments / Review

This QUALITY AGREEMENT may only be amended or modified by written agreement of both PARTIES. This QUALITY AGREEMENT or any current amended version will stand until otherwise amended. This QUALITY AGREEMENT will be periodically reviewed.

13.	COUNTERPARTS

13.1	This QUALITY AGREEMENT may be executed in one or more counterparts, each of which will be deemed an original, and all of which together shall constitute one and the same instrument.

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